UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. ____)

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[  ] Soliciting Material Pursuant to § 240.14a-12

MENTOR GRAPHICS CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

___________________________________________________________________________________________________________________
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PRELIMINARY COPY— SUBJECT TO COMPLETION

2011 PROXY STATEMENT

MENTOR GRAPHICS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

to be held at

[ ]

on May 12, 2011, at [ ] p.m.

Dear Shareholder:

          Your company had a terrific fiscal year ending January 31, 2011. We achieved record revenues of $914.8 million, non-GAAP earnings per share of $0.70, a 49% increase from the preceding year, GAAP earnings per share of $0.25, up from a loss of $0.23 the prior year, non-GAAP operating income as a percentage of revenues of 12%, and GAAP operating income as a percentage of revenues of 6%.

          We look forward to reporting on these and other positive developments at Mentor’s 2011 Annual Meeting of Shareholders, which will be held at [          ] p.m. (Pacific Daylight Time) on Thursday, May 12 at [          ].

          Our recent performance has enhanced value for Mentor shareholders, with our closing stock price rising by 70% from $8.56 on February 18, 2010 to $14.52 on February 18, 2011, the last trading day before Carl C. Icahn and certain of his affiliated entities (the “Icahn Entities”) announced their unsolicited conditional proposal for all of the outstanding shares of the company (other than those they already own).

          Our outlook for fiscal year 2012 is even stronger, with forecasted revenues of approximately $1 billion, non-GAAP earnings per share of approximately $1.00, a 43% projected increase, and GAAP earnings per share of approximately $0.77.

          Your company is achieving outstanding results because we have consistently followed a strategy of maintaining rigorous control of costs and balancing investment over time with short term performance. This strategy is working. We are confident it is the right strategy to further enhance shareholder value. We are focused on building on our electronic design automation product portfolio of highly profitable number one product positions and looking for opportunities in adjacent markets where we can build market leading positions leveraging our technology and distribution.

          Your vote will be especially important at this year’s Annual Meeting of Shareholders. Despite your company’s outstanding results and proven strategy, the Icahn Entities have nominated a slate of directors to stand against the Mentor directors you elected to the Board of Directors last year. The Icahn Entities are attempting to replace your directors who have supported Mentor’s successful strategy with nominees who have, in our opinion, pre-conceived notions of what is right for you and who do not have the collective knowledge, skill and experience of your current Board of Directors.

          The Icahn Entities have also made a number of other proposals for consideration at the shareholders meeting. It is unfortunate that the Icahn Entities did not come to the Board of Directors and ask that these be considered because, as you’ll see in the proxy statement, we have already implemented or are proposing for your approval bylaw revisions that make good sense for our shareholders. Accordingly, the enclosed proxy statement explains why you should vote against the Icahn Entities’ proposals that are either duplicative of our current bylaws and/or not in the best interest of our shareholders.

          Your Board of Directors strongly urges you to reject the Icahn Entities’ nominees and to vote FOR the Mentor Directors. Your Board of Directors also recommends that you vote AGAINST the Icahn Entities’ proposals not already implemented or recommended by the Board. Please use the enclosed WHITE proxy card to vote by telephone, by Internet or by signing, dating and returning the WHITE proxy card today.

          Whether or not you plan to attend the meeting, we encourage you to read Mentor’s proxy materials and support your Board of Directors by rejecting the nominees put forward by the Icahn Entities and rejecting the Icahn Entities’ proposals as discussed in the enclosed proxy statement.

          Statements in this letter regarding the company’s guidance for future periods constitute “forward-looking statements” based on current expectations within the meaning of the Securities Exchange Act of 1934. This letter also contains “non-GAAP financial measures” within the meaning of Regulation G under the Securities Exchange Act of 1934. See Exhibit A to the enclosed proxy statement for a description of important factors that could cause actual results to differ materially from those in the forward-looking statements and for a reconciliation of GAAP to non-GAAP financial measures.

          If you have any questions on how to vote, please contact the firm assisting us in the solicitation of proxies, MacKenzie Partners, Inc., by calling 1-800-322-2885.

          We thank you for your continued support and interest in the company.

On behalf of the Board of Directors,

Walden C. Rhines
Chairman of the Board and Chief Executive Officer

MENTOR GRAPHICS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 12, 2011

To the Shareholders of Mentor Graphics Corporation:

          The Annual Meeting of Shareholders of Mentor Graphics Corporation, an Oregon corporation, will be held on Thursday, May 12, 2011 at [          ] p.m., Pacific Daylight Time, at [          ] (the “Annual Meeting”), for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect directors to serve for the ensuing year and until their successors are elected;

2.	To conduct a shareholder advisory vote on executive compensation;

3.	To conduct a shareholder advisory vote on the frequency of future advisory votes on executive compensation;

4.	To amend the Company’s 1989 Employee Stock Purchase Plan and Foreign Subsidiary Employee Stock Purchase Plan to increase the number of shares reserved for issuance under each of the plans;

5.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for its fiscal year ending January 31, 2012;

6.

To vote on a proposal to amend the Company’s bylaws by adding a new Article XI to opt out of certain provisions of the Oregon Business Corporation Act relating to business combinations with interested shareholders;

7.

To vote on a proposal from certain entities affiliated with Carl C. Icahn (the “Icahn Entities”) to amend the Company’s bylaws by adding a new Article X to opt out of the Oregon Control Share Act (the “Icahn Control Share Act Proposal”);

8.

To vote on a proposal from the Icahn Entities to amend the Company’s bylaws by removing the ability of the Board of Directors to amend or repeal the provisions relating to the number of directors on the Board, the term of each director and the qualification of each director (the “Icahn Board Proposal”);

9.

To vote on a proposal from the Icahn Entities to amend the Company’s bylaws to permit holders of one-tenth of the outstanding shares to call a special meeting of shareholders at any time and as frequently as they choose (the “Icahn Special Meeting Proposal”);

10.

To vote on a proposal from the Icahn Entities to adopt a resolution that would repeal any provision of the Company’s bylaws in effect at the time of the Annual Meeting that was not included in the Company’s bylaws in effect as of January 1, 2010, as publicly filed with the Securities and Exchange Commission on December 15, 2009, and is inconsistent with any of the foregoing proposals by the Icahn Entities that are approved by the shareholders at the Annual Meeting (the “Icahn Bylaw Repeal Proposal”); and

11.	To transact any other business that may properly come before the meeting.

          The above items of business are more fully described in the Proxy Statement accompanying this Notice. Only shareholders of record at the close of business on March 11, 2011 are entitled to notice of, and to vote at, the Annual Meeting.

          YOUR VOTE IS IMPORTANT. The Company cordially invites all shareholders to attend the meeting in person. Whether or not you personally plan to attend, please take a few minutes now to vote by telephone or by Internet by following the instructions on the WHITE proxy card, or to sign, date and return the enclosed WHITE proxy card in the enclosed postage-paid envelope provided. Regardless of the number of Mentor Graphics Corporation shares you own, your presence by proxy is helpful to establish a quorum and your vote is important.

          Please note that the Icahn Entities have provided notice to the Company that they intend to nominate a slate of three nominees for election as directors and to solicit proxies for use at the Annual Meeting to vote in favor of their own slate in opposition to Item 1 above and in favor of their other proposals. We do not endorse the election of any of the potential nominees proposed by the Icahn Entities. You may receive proxy solicitation materials from the Icahn Entities, including opposition proxy statements and proxy cards. OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE BOARD’S NOMINEES USING THE ENCLOSED WHITE PROXY CARD AND URGES YOU NOT TO SIGN OR RETURN OR VOTE ANY PROXY CARD SENT TO YOU BY THE ICAHN ENTITIES. Even if you have previously signed a proxy card sent by the Icahn Entities, you have the right to change your vote by telephone or by Internet by following the instructions on the WHITE proxy card, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Only the latest dated proxy card you vote will be counted. We urge you to disregard any proxy card sent to you by the Icahn Entities.

          The Board of Directors recommends that you vote FOR ALL NOMINEES on Proposal No. 1, FOR Proposal Nos. 2, 4, 5 and 6, for EVERY YEAR on Proposal No. 3 and AGAINST Proposal Nos. 7 through 10 identified above.

Sincerely,

Dean Freed
Vice President, General Counsel and Secretary
Wilsonville, Oregon
[ ], 2011

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, MAY 12, 2011:

The Notice of Annual Meeting, the Proxy Statement and the Annual Report/Form 10-K are available at www.mentor.com/company/investor_relations/filings/index.cfm

Mailed to Shareholders on
or about [          ], 2011

MENTOR GRAPHICS CORPORATION
8005 S.W. Boeckman Road
Wilsonville, Oregon 97070-7777

PROXY STATEMENT

          Mentor Graphics Corporation (“Mentor” or the “Company”) is soliciting the enclosed WHITE proxy card for use at its Annual Meeting of Shareholders to be held Thursday, May 12, 2011 at [    ] p.m., Pacific Daylight Time, or at any adjournment of that meeting (the “Annual Meeting”). The Company will hold the Annual Meeting at [    ].

          The mailing address of the Company’s principal executive offices is 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777 and its telephone number is (503) 685-7000.

          A copy of the Company’s Annual Report/Form 10-K is being mailed with this Proxy Statement. The Notice of Annual Meeting, this Proxy Statement and the Annual Report/Form 10-K are available online at http://www.mentor.com/company/investor_relations/filings.

          On February 11, 2011, the Company received notice from certain entities affiliated with Carl C. Icahn, namely Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP and High River Limited Partnership (collectively, the “Icahn Entities”) stating their intention to nominate three nominees (collectively, the “Icahn Nominees”) for election to the Company’s Board of Directors at the Annual Meeting and to propose certain amendments to the Company’s bylaws described herein.

          The Icahn Nominees are NOT endorsed by our Board of Directors and the Icahn Entities’ proposals (Proposal Nos. 7 through 10) are NOT recommended by our Board of Directors for approval. We urge shareholders NOT to vote any proxy card that you may receive from the Icahn Entities. Instead, our Board of Directors urges you to use the WHITE proxy card to vote “FOR ALL” of our nominees for director: Walden C. Rhines, Gregory K. Hinckley, Sir Peter L. Bonfield, Marsha B. Congdon, James R. Fiebiger, Kevin C. McDonough, Patrick B. McManus and Fontaine K. Richardson. OUR BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY THE ICAHN ENTITIES.

          Fiscal year 2011 was another year of strong results for Mentor Graphics Corporation.

•	Record revenues were $914.8 million, growing 14% from the prior year

•	Non-GAAP earnings per share grew 49% to $0.70

•	GAAP earnings per share were $0.25, up from a loss of $0.23 the prior year

•	Non-GAAP operating income was 12% of revenues, up over 300 basis points from the prior year

•	GAAP operating income was 6% of revenues

          Mentor’s outlook for fiscal year 2012 is stronger still, with forecasted revenues of $1 billion, non-GAAP earnings per share of approximately $1.00 and GAAP earnings per share of approximately $0.77. Our recent performance has enhanced shareholder value, with the Company’s closing stock price rising by 70% from $8.56 on February 18, 2010 to $14.52 on February 18, 2011, the last trading day before the Icahn Entities announced their unsolicited conditional proposal for all of the outstanding shares of the Company (other than those they already own).

          Statements in this Proxy Statement regarding the Company’s guidance for future periods constitute “forward-looking statements” based on current expectations within the meaning of the Securities Exchange Act of 1934. This Proxy Statement also contains “non-GAAP financial measures” within the meaning of Regulation G under the Securities Exchange Act of 1934. See Exhibit A to this Proxy Statement for a description of important factors that could cause actual results to differ materially from those in the forward-looking statements and for a reconciliation of GAAP to non-GAAP financial measures.

          The Company is not responsible for the accuracy of any information provided by or relating to the Icahn Entities and their potential nominees contained in any proxy solicitation materials filed or disseminated by, or on behalf of, the Icahn Entities or any other statement that the Icahn Entities may otherwise make. The Icahn Entities choose which shareholders receive their respective proxy solicitation materials.

Procedural Matters

          Shareholders of record at the close of business on March 11, 2011 are entitled to notice of, and to vote at, the meeting. At the record date, 112,354,285 shares of Mentor Graphics Corporation Common Stock were issued and outstanding. Each share of Common Stock outstanding on the record date is entitled to one vote per share at the Annual Meeting. For information regarding holders of 5% or more of the outstanding Common Stock, see “Information Regarding Beneficial Ownership of Principal Shareholders and Management.”

          Shareholders may revoke any proxy given pursuant to this solicitation by delivering to the Corporate Secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. The designated proxy holders will vote all valid, unrevoked proxies at the Annual Meeting in accordance with the instructions given.

          To vote for the Company’s nominees for director, please vote by telephone or by Internet by following the instructions on the WHITE proxy card, or sign, date and return the enclosed WHITE proxy card in the postage-paid envelope provided. Even if you have previously signed a proxy card sent by the Icahn Entities, you have the right to change your vote by telephone or by Internet by following the instructions on the WHITE proxy card, or by signing, dating and returning the enclosed WHITE proxy card. Only the latest dated proxy card you vote will be counted.

ELECTION OF DIRECTORS
(Proposal No. 1)

          The directors of the Company are elected at the Annual Meeting to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified. The nominees for director are listed below together with certain information about each of them. Each nominee is currently serving as a director of the Company. Each of the nominees has agreed to be named in this Proxy Statement and to serve as a director if elected.

			Shares of Common Stock Beneficially Owned as of March 11, 2011

Name	Age	Director Since	Number of Shares	Percent of Total

Walden C. Rhines	64	1993	2,011,606(1)	1.8

Gregory K. Hinckley	64	2000	1,480,305(2)	1.3

Sir Peter L. Bonfield	66	2002	106,493(3)	*

Marsha B. Congdon	64	1991	115,853(4)	*

James R. Fiebiger	69	1994	183,201(5)	*

Kevin C. McDonough	61	1999	152,600(6)	*

Patrick B. McManus	71	2003	145,100(7)	*

Fontaine K. Richardson	69	1983	150,600(8)	*

*Less than 1%

(1) Includes 1,538,968 shares subject to options exercisable within 60 days of March 11, 2011.

(2) Includes 1,298,126 shares subject to options exercisable within 60 days of March 11, 2011.

(3) Includes 78,493 shares subject to options exercisable within 60 days of March 11, 2011. Also includes 7,000 shares subject to restricted stock units under which shares become issuable upon Director resignation.

(4) Includes 73,800 shares subject to options exercisable within 60 days of March 11, 2011. Also includes 16,800 shares subject to options that become exercisable upon Director resignation and 7,000 shares subject to restricted stock units under which shares become issuable upon Director resignation.

(5) Includes 94,800 shares subject to options exercisable within 60 days of March 11, 2011. Also includes 58,800 shares subject to options that become exercisable upon Director resignation.

(6) Includes 82,200 shares subject to options exercisable within 60 days of March 11, 2011. Also includes 50,400 shares subject to options that become exercisable upon Director resignation.

(7) Includes 76,200 shares subject to options exercisable within 60 days of March 11, 2011. Also includes 50,400 shares subject to options that become exercisable upon Director resignation.

(8) Includes 95,800 shares subject to options exercisable within 60 days of March 11, 2011. Also includes 37,800 shares subject to options that become exercisable upon Director resignation and 7,000 shares subject to restricted stock units under which shares become issuable upon Director resignation.

Business Experience and Qualifications of Nominees:

Dr. Walden C. Rhines

Dr. Rhines has been Chairman of the Board and Chief Executive Officer of the Company since 2000, and was President and Chief Executive Officer of the Company from 1993 to 2000. He is currently a director of TriQuint Semiconductor, Inc. (manufacturer of semiconductors), and served as a director of Cirrus Logic, Inc. (manufacturer of semiconductors) from 1995 to 2009. Dr. Rhines is currently in his fifth term as chair of the Electronic Design Automation Consortium. He is also a board member of the Semiconductor Research Corporation. He has previously served as chair of the Semiconductor Technical Advisory Committee of the Department of Commerce, and as a member of the boards of directors of the Computer and Business Equipment Manufacturers’ Association (CBEMA), SEMI-Sematech/SISA (a semiconductor equipment suppliers board), University of Michigan National Advisory Council, Lewis and Clark College and SEMATECH. Prior to joining Mentor, Dr. Rhines was Executive Vice President, Semiconductor Group of Texas Instruments Incorporated from 1987 to 1993. During a 21-year career at Texas Instruments, he held numerous executive and management positions. He was co-inventor of a patented invention that is fundamental to solid state lighting and DVDs.

Dr. Rhines is nominated for election because he has been our CEO for the past 18 years, has extensive executive management experience, and has deep and broad knowledge of the semiconductor and electronics design industries.

Gregory K. Hinckley

Mr. Hinckley has been President of the Company since 2000, and was Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company from 1997 to 2000. He continued to function as the Company’s Chief Financial Officer from 2000 to July 2007, and again became the Chief Financial Officer in December 2008. He is a director of Intermec, Inc. (a provider of integrated system solutions), Super Micro Computer, Inc. (a server board, chassis and server systems supplier), and SI Bone, Inc. (a privately held medical device company). Until 2007, Mr. Hinckley was also a director of Amkor Technology, Inc. (a provider of semiconductor packaging and test services). Prior to joining Mentor, Mr. Hinckley was Vice President, and then Senior Vice President, of VLSI Technology, Inc. (a semiconductor company) from 1992 to 1997.

Mr. Hinckley is nominated for election because he has been our Chief Operating Officer for the past 14 years and has broad business management experience with technology companies.

Sir Peter Bonfield

Sir Peter Bonfield has been a self-employed international business advisor since 2002 and has been Chairman of NXP Semiconductor N.V. (a semiconductor company) since 2006. He served as Chairman of the Executive Committee and Chief Executive Officer of British Telecommunications PLC (a provider of telecom services) from 1996 to 2002 and before that served as Chairman and Chief Executive Officer of ICL plc (a UK-based information technology company). Sir Peter is a director of Sony Corporation (a worldwide provider of electronics, games, music, movies and financial services), Taiwan Semiconductor Manufacturing Company Ltd. (a manufacturer of semiconductors), Telefonaktiebolaget LM Ericsson (a telecommunications equipment manufacturer), and Actis LLP (a private equity investor in emerging markets). He previously served as a director of AstraZeneca PLC (a pharmaceuticals company) from 1995 to 2007. He is a senior advisor to N.M. Rothschild London and a member of the advisory boards of the Longreach Group and New Venture Partners. He also serves as an advisor to Apax Partners LLP and a board mentor to CMi. He has received numerous honors for his contributions to business, including a knighthood, and is a fellow of the Royal Academy of Engineering.

Sir Peter is nominated for election because he has extensive international business and CEO experience.

Marsha B. Congdon

Ms. Congdon has been self-employed as a private investor since 1997. She served as Vice President, Policy and Strategy, of US West Inc. (a provider of communications services) from 1995 to 1997; Chief Executive Officer Oregon and regional Vice President for US West Inc. from 1992 to 1994; and Vice President and Chief Executive Officer for US West Inc. Oregon from 1987 to 1992. Ms. Congdon also held executive positions with Directory Publishing Corp., DEX Publishing, AT&T, Northwestern Bell and Pacific Northwestern Bell. She previously served as a director of two publicly traded companies, Bohemia Corp. from 1989 until its merger with Weyerhaeuser Co. in 1991, and US Bank Corporation from 1988 until its merger with First Bank System, Inc. in 1997. She currently serves on the board of the not-for-profit entity, Jackson Hospital Injury Institute in Miami, Florida. She has served on the boards of the National Multiple Sclerosis Foundation, Marylhurst University, the Oregon Symphony, Reed College and the Oregon Investment Council. She was a founding director of the Oregon Children’s Foundation. She is a past chair of the Economic Development Commissions for each of Oregon and South Dakota. Ms. Congdon has been a guest lecturer at the Kennedy School, Harvard and served as a McKenzie Judge for the Harvard Business Review. In 2009, she was asked by the State Department to chair a strategic planning training session for the Royal University of Phnom Pehn.

Ms. Congdon is nominated for election because she has extensive executive leadership and board experience with a wide range of profit and not-for-profit companies.

Dr. James R. Fiebiger

Dr. Fiebiger has been a self-employed semiconductor industry consultant since 2005. He served as Chairman of the Board and Chief Executive Officer of Lovoltech Inc. (a semiconductor company) from 1999 to 2004; Vice Chairman and Managing Director of Technology Licensing of Gatefield Corporation (a semiconductor company) from 1998 to 2000; and President and Chief Executive Officer of Gatefield Corporation from 1996 to 1998. From 1987 to 1993, Dr. Fiebiger was President and Chief Operating Officer of VLSI Technology, Inc., an application-specific integrated circuit (“ASIC”) semiconductor company which developed electronic design automation (“EDA”) tools for ASIC design and manufactured the ASICs designed using their EDA tools. Dr. Fiebiger has also held executive positions such as Chief Executive Officer, Senior Corporate Vice President and Vice President with leading semiconductor manufacturers, including Thomson-Mostek, Motorola and Texas Instruments. Dr. Fiebiger is a director of Power Integrations, Inc. (a supplier of high-voltage integrated circuits), Pixelworks, Inc. (a fabless semiconductor company) and QLogic Corporation (a developer of semiconductor and board and box-level products), and served as a director of Actel Corporation (a developer of field programmable gate arrays) until it was acquired in November 2010.

Dr. Fiebiger is nominated for election because he has extensive management experience in the semiconductor industry, and considerable experience as a board member of both hardware and software solutions providers.

Kevin C. McDonough

Mr. McDonough has been President of Kammstone LLC (a consulting firm providing services to the electronics industry) since 2002. He previously served as President and Chief Executive Officer of ChipData, Inc. (an internet service company) from 1999 to 2002; Vice President and General Manager of National Semiconductor Corporation (a manufacturer of electronic components) from 1997 to 1999; and Senior Vice President of Engineering of Cyrix Corporation (a manufacturer of microprocessors) from 1989 to 1997. Mr. McDonough spent 15 years in various semiconductor design and product development roles at Texas Instruments, where he was listed as inventor on 23 patents.

Mr. McDonough is nominated for election because he has CEO experience running a software company serving the electronics design market. He has extensive engineering experience in semiconductor design.

Patrick B. McManus

Mr. McManus has been self-employed as a private investor since 1987. He was Chief Financial Officer of Charles Schwab Corporation from 1984 to 1987, and Chief Financial Officer of various companies prior to 1984 including Univest, Pacific Express Airlines, Acurex Solar Corporation and Itel Corporation. Earlier in his career, he was controller of the African and Middle East division of Singer Corporation.

Mr. McManus is nominated for election because he has strong financial credentials that he brings to his role as Chair of our Audit Committee, and broad business experience, including international experience.

Dr. Fontaine K. Richardson

Dr. Richardson has been self-employed as a private investor since 2000. He was General Partner of Eastech III and Vice President of Eastech Management Company (affiliated private venture capital firms) from 1983 to 2000. From 1984 to 2003, Dr. Richardson served as a director for the public company, Banyan Systems/ePresence (a computer software company that created and distributed a network operating system). In addition, he has been a director of Network Engines, Inc. (a provider of computer hardware and integration services) since 2002, including four years of service as lead director. Dr. Richardson was a director and co-founder of Applicon Incorporated (an early provider of CAD/CAM hardware and software products). He has been a director of numerous private hardware/software product companies, including Advanced Color Technology, Raster Technologies, Autographix, Meta Graphics, Aries Technology, and Channel Computing.

Dr. Richardson is nominated for election because, as a private venture capitalist and longtime director of numerous technology companies, he has broad industry and business experience.

Vote Required For Approval

          Under Oregon law, if a quorum is present at the meeting, the eight nominees for election as directors who receive the greatest number of eligible votes cast will be elected directors. Abstention from voting or nonvoting by brokers will have no effect on the results of the vote but will be considered to determine whether a quorum exists at the Annual Meeting. Unless otherwise instructed, proxy holders will vote the proxies they receive for the eight nominees named above. If any nominee of Mentor is unable or declines to serve as a director at the time of the Annual Meeting, the designated proxy holders will vote the proxies for any nominee designated by the current Board of Directors to fill the vacancy. In addition, in full compliance with all applicable state and federal laws and regulations, we will file an amended proxy statement and proxy card that, as applicable, (1) identifies the alternate nominee(s), (2) discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected and (3) includes the disclosure required by Item 7 of Schedule 14A with respect to such nominees.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED PROPOSAL NO. 1.
THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDER ELECTION OF THE ABOVE-
NAMED NOMINEES AS DIRECTORS OF THE COMPANY.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Board Leadership, Corporate Governance, Board Independence, Committees and Meetings

          The Company’s Board of Directors recognizes that one of its key corporate governance responsibilities is to determine its optimal leadership structure to provide independent oversight of management. The Board understands that there is no generally accepted approach to providing Board leadership and that given the fast moving and competitive environment in which we operate, the right Board leadership structure may vary over time. Consistent with this understanding, the independent Directors review the Board’s leadership structure on a periodic basis, including consideration of alternative leadership structures in light of the Company’s operating and governance environment at the time, with the goal of achieving the optimal model for effective oversight of management by the Board. The Board, which consists of a substantial majority of independent Directors who are highly qualified and experienced, exercises a strong, independent oversight function. This oversight function is enhanced by the fact that all of the Board’s key Committees—Audit, Compensation and Nominating and Corporate Governance—are comprised entirely of independent Directors.

          The Board has adopted Corporate Governance Guidelines (available on the Company’s website at www.mentor.com/company/investor_relations/charters_ethics) which set forth principles regarding the composition of the Board, director selection and independence, and Board committee structure. The Corporate Governance Guidelines establish the position of Lead Independent Director, and Dr. Fiebiger currently serves in that capacity. The Lead Independent Director, along with the Chairman of the Board, establishes the agenda for regular Board meetings, acts as a formal liaison between the independent Directors and the Chairman to encourage frequent communication and serves as chairman of regular Board meetings when the Chairman is absent. Dr. Rhines currently serves as both Chairman of the Board and Chief Executive Officer, and has served in those roles since 2000. The Board of Directors believes that its current leadership structure, combining an executive chairman with a strong independent lead director and a substantial majority of independent directors, provides the Company with appropriate balance as well as decisive and effective leadership.

          The Board of Directors has determined that all current directors other than Dr. Rhines and Mr. Hinckley are “independent directors” as defined in Nasdaq rules. The independent directors meet regularly without the presence of any management directors.

          The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

          The Audit Committee, which consists of Directors Bonfield, Congdon, Fiebiger and McManus, held eight meetings during fiscal year 2011. This committee oversees the internal audit, accounting and financial reporting processes of the Company and the audits of its financial statements and internal controls over financial reporting; appoints, compensates, retains and oversees the independent auditors; reviews and approves all audit and non-audit services performed by the independent auditors; and meets from time to time with management and the Company’s independent auditors to consider financial and accounting matters. The Audit Committee also meets with the independent auditors from time to time in executive session without members of management present. Company policy requires the Audit Committee to review any transaction or proposed transaction with a related person and to determine whether to ratify or approve the transaction, with ratification or approval to occur only if the committee determines that the transaction is fair to the Company or that approval or ratification of the transaction is in the interest of the Company. The Board of Directors has determined that Director McManus is an “audit committee financial expert” as defined in regulations adopted by the Securities and Exchange Commission (the “SEC”). The Board of Directors has determined that no Audit Committee member has financial or personal ties to the Company (other than director compensation and equity ownership as described in this Proxy Statement), and that each Audit Committee member meets all additional independence and financial literacy requirements for Audit Committee membership under Nasdaq rules. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is posted on the Company’s website at http://www.mentor.com/company/investor_relations/charters_ethics/.

          The Compensation Committee, which consists of Directors Congdon, McDonough, McManus and Richardson, held four meetings during fiscal year 2011. See “Compensation Discussion and Analysis” below for more information about the Compensation Committee.

          The Nominating and Corporate Governance Committee, which consists of Directors Bonfield, Fiebiger, McDonough, and Richardson, held four meetings during fiscal year 2011. The Nominating and Corporate Governance Committee has a written charter, a copy of which is posted on the Company’s website at www.mentor.com/company/investor_relations/charters_ethics. This Committee meets from time to time to administer policies and procedures for board membership and to identify and recommend board candidates. In seeking nominees, the Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates and it also may engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee also considers director candidates recommended by shareholders in writing to the Corporate Secretary at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. The recommendation should include the nominee’s name, qualifications for Board membership and consent to nomination, as well as the name, number of shares of Mentor Graphics Corporation stock owned and contact information of the person making the recommendation. A shareholder wishing to formally nominate a director for election at a shareholder meeting must comply with the provisions in the Company’s bylaws addressing shareholder nominations of directors.

          In selecting or recommending candidates, the Nominating and Corporate Governance Committee applies the factors in our Corporate Governance Guidelines. These factors include personal qualities and characteristics; accomplishments and reputation in the business community; current knowledge and contacts in the Company’s industry or other industries relevant to the Company’s business; lack of preconception as to the Company’s business; ability and willingness to commit adequate time to Board and committee matters; the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective and responsive to the needs of the Company; and, diversity of viewpoints, background, experience and other demographics. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Committee believes it is essential that Board members represent diverse viewpoints, professional experience, education, skill and other individual qualities and attributes that contribute to Board heterogeneity. The Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees is as follows, irrespective of whether the candidate was identified by the committee or recommended by a shareholder: (1) in the case of incumbent directors, the committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance and any related party transactions with the Company during the applicable time period; and (2) in the case of a new director candidate, the Committee first conducts any appropriate and necessary inquiries into the background and qualifications of possible candidates after considering the functions and needs of the Board of Directors. The Committee meets to discuss and consider such candidates’ qualifications, including whether each candidate is independent for purposes of Nasdaq rules, and then selects candidates for recommendation to the Board of Directors by majority vote.

          The Board of Directors of Mentor held eight meetings during fiscal year 2011. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees of which the director was a member during fiscal year 2011. It is the Company’s practice that directors attend the Company’s annual meeting of shareholders. All of the Company’s directors attended the Company’s 2010 Annual Meeting of Shareholders.

          Any shareholder who wishes to communicate to the entire Board of Directors, or to any individual director, may send that communication in writing addressed to the Company’s Corporate Secretary at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. The Corporate Secretary will forward all written shareholder communications to the designated recipient(s) on the Board of Directors.

Board’s Role in Risk Oversight

          Our executive officers have the primary responsibility for risk management within our Company. Our Board of Directors oversees risk management to ensure that the processes designed and implemented by our executives are adapted to and integrated with the Company’s strategy and function as directed. The primary means by which the Board oversees our risk management structures and policies is through its regular communications with management. The Company believes that its leadership structure is conducive to comprehensive risk management practices, and that the Board’s involvement is appropriate to ensure effective oversight. As noted below, we conducted a detailed compensation risk assessment of our compensation policies and practices.

          The Board of Directors and its committees meet in person approximately four times a year, including one meeting that is dedicated primarily to strategic planning. At each of these meetings, our President and Chief Financial Officer, Senior Vice President, World Trade, Vice President, Human Resources, Treasurer and General Counsel, are asked to report to the Board or, when appropriate, specific committees. Additionally, other members of management and employees are regularly requested to attend meetings and present information, including those responsible for our Internal Audit function. One of the purposes of these presentations is to provide direct communication between members of the Board and members of management as well as individual key contributors; the presentations provide members of the Board with the information necessary to understand the risk profile of the Company, exposures affecting the Company’s operations and the Company’s plans to address such risks. In addition to general updates on the Company’s operational and financial condition, management reports to the Board on a number of specific issues meant to inform the Board about the Company’s outlook and forecasts, and any impediments to meeting those or its pre-defined strategies generally. These direct communications between management and the Board of Directors allow the Board to assess management’s evaluation and management of the day-to-day risks of the Company.

          Management is encouraged to communicate with the Board of Directors with respect to extraordinary risk issues or developments that may require more immediate attention between regularly scheduled Board meetings. Dr. Fiebiger, as Lead Director, facilitates communications with the Board of Directors as a whole and is tasked with initiating the frank, candid discussions among the independent Board members necessary to ensure management is adequately evaluating and managing the Company’s risks. These intra-Board communications are essential in its oversight function. Additionally, all members of the Board are invited to attend all committee meetings, regardless of whether the individual sits on the specific committee. These practices ensure that important issues affecting the Company are considered in relation to each other and, by doing so, risks that affect one aspect of our Company can be taken into consideration when considering other risks.

Director Compensation in Fiscal Year 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)

Sir Peter L. Bonfield	67,500	60,970	0	128,470
Marsha B. Congdon	65,000	60,970	0	125,970
James R. Fiebiger	70,000	0	101,697	171,697
Kevin C. McDonough	65,000	0	101,697	166,697
Patrick B. McManus	77,500	0	101,697	179,197
Fontaine K. Richardson	67,500	60,970	0	128,470

(1)

Represents the grant date fair value of restricted stock units granted in fiscal year 2011 computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value is based on the closing market price of the Common Stock on the grant date. On July 1, 2010, the date of our 2010 Annual Meeting of Shareholders, directors Bonfield, Congdon and Richardson were granted restricted stock units for 7,000 shares. On January 31, 2011, Directors McDonough and McManus each held unvested restricted stock awards for a total of 2,800 shares; Director Congdon held unvested restricted stock awards for a total of 7,000 shares; and Director Bonfield held unvested restricted stock awards for a total of 12,600 shares. Directors Fiebiger and Richardson do not hold any restricted stock awards.

(2)

Represents the grant date fair value of options granted in fiscal year 2011computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value of the options was estimated using the Black-Scholes option pricing model. The assumptions made in determining the grant date fair values of options under applicable accounting guidance are disclosed in Note 12 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended January 31, 2011. On July 1, 2010, the date of our 2010 Annual Meeting of Shareholders, directors Fiebiger, McDonough, and McManus were each granted an option for 21,000 shares with an exercise price of $8.71 per share. On January 31, 2011, Directors held outstanding options for the following numbers of shares of our Common Stock: Sir Peter L. Bonfield, 80,893; Marsha B. Congdon, 93,000; James R. Fiebiger, 156,000; Kevin C. McDonough, 135,000; Patrick B. McManus, 129,000; and Fontaine K. Richardson, 136,000.

          Effective for the second half of fiscal year 2011, the cash fees paid to our non-employee directors (“Outside Directors”) were increased. The following table shows the annual rates of cash fees to Outside Directors, both before and after the increase:

	Annual Fee Rate First Half of FY 2011	Annual Fee Rate Second Half of FY 2011

Board Member Retainer	$40,000	$50,000
Committee Member Retainer (per Committee)	10,000	10,000
Lead Director Retainer	0	10,000
Audit Committee Chair Retainer	10,000	15,000
Other Committees Chair Retainer	0	5,000

          Outside Directors do not receive additional fees for meeting attendance. We reimburse directors for all reasonable travel and other expenses incurred in attending Board meetings and Board committee meetings.

          The compensation of Outside Directors also includes annual equity awards granted under our 2010 Omnibus Incentive Plan (“Omnibus Plan”). On the date of the 2010 Annual Meeting of Shareholders, each Outside Director was granted, at the election of the Outside Director, either (a) an option to purchase 21,000 shares of Common Stock or (b) a restricted stock unit award for 7,000 shares of Common Stock. All options have a ten-year term from the date of grant and are exercisable for 50 percent of the number of shares covered by the option at the end of each of the first two years following grant. The shares underlying restricted stock unit awards become issuable over a two-year period, with 50 percent of the shares issued at the end of each year of the first two years following grant. If a director ceases to be a director for any reason or if there is a change in control of the Company, each option will automatically become exercisable in full for the remainder of its term and all shares underlying restricted stock unit awards will immediately be issued.

          On June 30, 2010, the Compensation Committee approved an increase in the equity awards to be granted to Outside Directors on the date of the 2011 Annual Meeting. The long-term incentive value of the award to each Outside Director will be $140,000, and each director will elect in advance to receive this value as either (1) a stock option grant (for maximum of 25,000 shares), (2) a restricted stock unit award (for maximum of 12,500 shares), or (3) half as a stock option grant (for maximum of 12,500 shares) and half as a restricted stock unit award (for maximum of 6,250 shares). Subject to the applicable maximums, the number of shares under restricted stock unit awards will be determined by dividing the grant value by the closing price of our Common Stock on the last trading day before the grant date, and the number of shares under stock options will be determined by dividing the grant value by the Black Scholes value per share of such stock options on the last trading day before the grant date. The terms of options and restricted stock units will be the same as for those granted in 2010.

Outside Director Share Ownership Guidelines

          To better align the interests of Board members with the interests of shareholders, the Board has adopted share ownership guidelines. Under these guidelines, Outside Directors are expected to achieve ownership of Mentor Graphics Corporation Common Stock with a value equal to three times the amount of the annual cash retainer (currently $50,000 resulting in an expected share ownership level of $150,000). Each Outside Director is expected to achieve this level of ownership by April 30, 2011 or within five years of initial election as a director. For this purpose, ownership includes shares underlying restricted stock units and the in-the-money value of exercisable stock options. As of January 31, 2011, all of the Outside Directors met the share ownership guidelines.

INFORMATION REGARDING BENEFICIAL OWNERSHIP
OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

          The following table shows beneficial ownership of the Company’s Common Stock as of March 11, 2011 (except as otherwise noted) by the only shareholders known by the Company to beneficially own 5% or more of the Common Stock, by the executive officers named in the Summary Compensation Table and by all directors and executive officers as of March 11, 2011 as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)		Percent

Carl C. Icahn 767 Fifth Avenue, 47th Floor New York, NY 10153	16,120,289	(3)	14.3

BlackRock, Inc. 40 East 52nd Street New York, NY 10055	9,213,701		8.2

Casablanca Capital LLC 450 Park Avenue, Suite 1403 New York, NY 10022	6,013,344	(4)	5.4

Name of Executive Officer	Amount and Nature of Beneficial Ownership(1)		Percent

Walden C. Rhines	2,011,606	(5)	1.8
Gregory K. Hinckley	1,480,305	(6)	1.3
L. Don Maulsby	328,907	(7)	*
Brian M. Derrick	250,397	(8)	*
Alan J. Friedman	46,080	(9)	*
All directors and executive officers as a group (12 persons)	5,182,137	(10)	4.4

*Less than 1%

(1)	Except as otherwise noted, the entities listed in the table have sole voting and dispositive power with respect to the Common Stock owned by them.

(2)	Shares beneficially owned as provided in Schedules 13D or 13G filed by the shareholders.

(3)	Mr. Icahn reported shared voting and dispositive power over all of the shares listed in the table above, which are owned directly by the Icahn Entities.

(4)

Consists of shares reported to be held as of February 11, 2011 by Casablanca Capital LLC (“Casablanca Capital”) certain of its advisory clients and three of its officers. Includes 5,205,282 shares over which Her Majesty the Queen in Right of the Province of Alberta as represented by Alberta Investment Management Corporation, an advisory client of Casablanca Capital, is reported to have sole voting and investment power. Also includes 25,410 shares over which Donald G. Drapkin, Chairman of Casablanca Capital, is reported to have sole voting and investment power. Casablanca Capital and related parties report shared voting and investment power over the remaining shares listed in the table above.

(5)	Includes 1,538,968 shares subject to options exercisable within 60 days of March 11, 2011.

(6)	Includes 1,298,126 shares subject to options exercisable within 60 days of March 11, 2011.

(7)	Includes 315,034 shares subject to options exercisable within 60 days of March 11, 2011.

(8)	Includes 235,249 shares subject to options exercisable within 60 days of March 11, 2011.

(9)	Includes 44,683 shares subject to options exercisable within 60 days of March 11, 2011.

(10)

Includes 4,113,919 shares subject to options exercisable within 60 days of March 11, 2011. Also includes 214,200 shares subject to options that become exercisable upon resignation of directors who hold such options and 21,000 shares subject to restricted stock units under which shares become issuable upon resignation of directors who hold such restricted stock units.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee

          The Compensation Committee of the Board of Directors consists of at least three directors, each of whom is independent under applicable Nasdaq rules. Currently, the Compensation Committee is comprised of Directors Congdon, McDonough, McManus and Richardson. Director Richardson currently serves as the chair of the Compensation Committee. The Compensation Committee operates pursuant to a written charter, which is available on our website at http://www.mentor.com/company/investor_relations/charters_ethics.

          Pursuant to its charter, the Compensation Committee assists the Board in the design, administration and oversight of employee compensation programs and benefit plans. The Compensation Committee has full authority to determine annual base and incentive compensation, equity incentives, benefit plans, perquisites and all other compensation for the executive officers. The Compensation Committee cannot delegate this authority. The Chief Executive Officer and the President and Chief Financial Officer provide recommendations to the Compensation Committee about compensation levels for the executive officers who report to them. The Chief Executive Officer and the President and Chief Financial Officer do not make recommendations, and are not present during deliberations or voting, regarding their own compensation. The Compensation Committee also reviews and approves all equity grants to officers and general managers and the annual equity grants to all other employees.

          During fiscal year 2011, the Compensation Committee continued to retain Exequity LLP as its independent advisor on compensation matters (the “Consultant”). The Consultant’s principal role is to provide independent advice to the Compensation Committee on all matters related to executive officer, director and employee compensation and benefit programs. The Consultant reports directly to the chair of the Compensation Committee who directs the Consultant’s work. During fiscal year 2011, the Consultant reviewed all materials provided by management to the Compensation Committee and participated in all meetings of the Compensation Committee, including executive sessions without management present, providing independent advice to the committee on the matters under consideration.

Elements and Objectives of our Compensation Program

          The elements of our compensation program for executive officers include:

•	Base salaries

•	Annual performance-based compensation pursuant to a variable incentive pay (VIP) plan

•	Equity incentive awards – stock options and restricted stock units

•	401(k) matching contributions

•	Severance benefits, including change in control benefits

          The executive officers named in the compensation tables of this Proxy Statement (the “Named Executive Officers”) are:

Walden C. Rhines, Chairman of the Board and Chief Executive Officer
Gregory K. Hinckley, President and Chief Financial Officer
L. Don Maulsby, Senior Vice President, World Trade
Brian M. Derrick, Vice President, Corporate Marketing
Alan J. Friedman, Vice President, Human Resources

Executive Summary

          The following is a brief overview of significant aspects of our executive compensation program in fiscal year 2011 that are discussed in more detail in the balance of this Compensation Discussion and Analysis:

•	Base salaries for four out of five Named Executive Officers, including the Chief Executive Officer and the President and Chief Financial Officer, did not increase for the second consecutive year.

•

Exceptional financial performance, as measured by adjusted operating income that increased by 57% over the prior year, resulted in payouts of 191% of target incentive compensation amounts to the Named Executive Officers under our annual variable incentive pay plan.

•

Equity incentives were granted in September 2010 with long-term incentive values determined by reference to market survey data allocated 50/50 between stock option and restricted stock unit awards, as in the previous year.

•	Our severance agreements with executive officers were amended and restated to, among other things, eliminate the tax gross-up provision.

•

An Officer Stock Ownership Policy was adopted to align the interests of our executive officers with the interests of our shareholders by requiring officers to accumulate and maintain ownership of our common stock equal to a 3x or 1x multiple of their base salaries.

•

A policy for recovery of incentive compensation, or “clawback policy,” was adopted to allow the Board of Directors to recover incentive compensation from an executive officer who is involved in wrongful conduct that results in a restatement of our financial statements.

•

We conducted a detailed compensation risk assessment and concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Pay for Performance

          The following graph illustrates how the average annual incentive cash payments to Named Executive Officers under our VIP plan have varied based on our performance as measured by adjusted operating income. In fiscal years 2005 and 2009, these officers received no annual incentive payments. See “Annual Variable Incentive Pay Plan Compensation” below for a description of adjusted operating income and additional details regarding our VIP plan.

Philosophy

          Our executive compensation philosophy is to promote the achievement of Company performance objectives, ensure that executives’ interests are aligned with shareholders’ interests in our success, provide compensation opportunities that will attract, retain, and motivate superior executive personnel, and compensate executives in line with the practices of comparable high technology industry companies. Also, our philosophy is that the compensation and equity incentives of each executive should be significantly influenced by the executive’s individual performance. We seek to achieve these objectives by providing a total compensation approach that includes base salary, variable pay based on the annual performance of the Company, and equity incentive awards consisting of stock options and restricted stock units.

Use of Market Benchmark Data

          We annually obtain market data on executive compensation from the Radford Executive Survey and the Compensation Committee generally uses this data to help establish base salaries, equity award levels, and VIP target incentive compensation levels. The peer group of companies for which this data has historically been obtained consists of selected software companies which at the time of selection had annual revenues between $500 million and $1.5 billion. Each year our Vice President, Human Resources and the Consultant review the peer group, generally only recommending changes to the Compensation Committee if there is a change in status of peer group companies. In fiscal year 2011, this peer group consisted of the following companies:

•	Activision Blizzard, Inc.

•	Altera Corporation

•	Autodesk, Inc.

•	Avid Technology, Inc.

•	Cadence Design Systems, Inc.

•	Citrix Systems, Inc.

•	McAfee, Inc.

•	National Instruments Corporation

•	Novell, Inc.

•	Nuance Communications, Inc.

•	Sybase, Inc.

•	Synopsys, Inc.

•	THQ, Inc.

          The peer group was changed in fiscal year 2011 to delete one company that was acquired for which public information ceased to be available. The staff of the Vice President, Human Resources and the Consultant analyze the peer group data and are responsible for developing recommendations regarding compensation adjustments, and communicating those recommendations to the Chief Executive Officer, the President and Chief Financial Officer and the Compensation Committee.

          In the last three years, we have also obtained market data from the Radford Executive Survey for a larger survey group consisting of all public technology companies with annual revenues ranging from $500 million to $1.0 billion that were participants in the Radford Executive Survey. We are one of the smaller companies in our peer group based on annual revenues, so this additional data regarding companies closer in size to us has been requested to moderate the overall market data considered by the Compensation Committee. The 88 companies in the survey group considered in fiscal year 2011 are as follows:

Adtran, Inc.	Lawson Software, Inc.
Akamai Technologies, Inc.	Loral Space & Communications, Inc.
Aviat Networks, Inc.	Meggitt USA, Inc.
Avid Technology, Inc.	Microsemi Corporation
BAE Systems Technology Solutions & Services, Inc.	Manufacturing Information Systems, Inc.
Brooks Automation, Inc.	Moody’s Corporation
CGI Group, Inc.	National Instruments Corporation
CSR plc.	Navteq Corporation
Ciena Corporation	Novell, Inc.
Coherent, Inc.	Omnivision Technologies, Inc.
Coinstar, Inc.	Open Text Corporation
Conexant Systems, Inc.	Orbitz Worldwide, Inc.
Cree, Inc.	Palm, Inc.
Cubic Corporation	Plantronics, Inc.
Cypress Semiconductor Corporation	PMC-Sierra, Inc.
Danisco A/S	Progress Software Corporation
The Disney Interactive Media Group	QLogic Corporation
Dolby Laboratories, Inc.	Quantum Corporation
Earthlink, Inc.	Quest Software, Inc.
Eclipsys Corporation	RCN Telecom Services, LLC.
Electronics for Imaging, Inc.	RealNetworks, Inc.
Entegris, Inc.	Red Hat, Inc.
Equinix, Inc.	ResMed, Inc.
F5 Networks, Inc.	RF Micro Devices, Inc.
FEI Company	Sage Software, Inc.
Finisar Corporation	SAVVIS, Inc.
Fox Interactive Media	Skyworks Solutions, Inc.
GSI Commerce, Inc.	Sterling Commerce, Inc.
GTSI Corporation	Stryker Corporation
Hitachi High Technologies America, Inc.	Syniverse Technologies, Inc.
Hutchison Technology, Inc.	THQ Inc.
IAC Search & Media, Inc.	Tibco Software, Inc.
ICF International, Inc.	Toshiba America Business Solutions, Inc.
Infineon Technologies AG	Toshiba America Medical Systems, Inc.
Infinera Corporation	Triquint Semiconductor, Inc.
Integrated Device Technology, Inc.	Varian Semiconductor Equipment Associates, Inc.
Intermec, Inc.	VeriFone Systems, Inc.
International Rectifier Corporation	Verigy Ltd.
Intersil Corporation	Verisign, Inc.
Intuitive Surgical, Inc.	ViaSat, Inc.
Ion Geophysical Corporation	Vonage Holdings Corporation
Investment Technology Group, Inc.	WMS Industries, Inc.
L-1 Identity Solutions, Inc.	Xerox International Joint Marketing Inc.
Laird Technologies, Ltd.	Zebra Technologies Corporation

Base Salaries

          Base salaries paid to executives are intended to provide competitive fixed pay and allow us to attract and retain highly talented individuals. The Compensation Committee’s general guideline is to target base salaries for executive officers at the 50th percentile of the market data, considering both the peer group and survey group data. In setting and annually adjusting base salaries, the Compensation Committee also considers Company performance and individual performance during the prior year, job responsibilities and individual experience.

          The Compensation Committee generally reviews all executive salaries on an annual basis, with salary adjustments becoming effective on August 1 of each year. Mr. Derrick was the only Named Executive Officer who received a salary increase in fiscal year 2011. For Dr. Rhines and Mr. Hinckley, the peer group data for Dr. Rhines’ position supported an increase in their salaries; however, when a 2.5% salary increase for each of them was proposed, they requested that their salaries remain unchanged for another year in light of the challenging economic environment. The Compensation Committee continues to believe that the level of responsibilities fulfilled by Mr. Hinckley in his role as our President and Chief Financial Officer substantially exceed those of a typical President. Accordingly, the Compensation Committee has not relied on peer group data for him, but instead sets his salary in relation to Dr. Rhines’ salary, maintaining it at about 80% of Dr. Rhines’ salary since 2003. For Mr. Maulsby and Mr. Friedman, peer group data indicated that their salaries were near the 50th percentile, so no increases were proposed. Mr. Derrick’s salary was substantially below the peer group median, so he received a 4% salary increase to $290,000 to better position his salary in relation to the market data and reflect his performance and responsibilities.

Annual Variable Incentive Pay Plan Compensation

          The Compensation Committee approves annual performance-based compensation through a Variable Incentive Pay (“VIP”) Plan. The purposes of the annual performance-based compensation are to motivate executive officers to produce higher levels of Company performance, allow them to share in our success, and contribute to a competitive total compensation package. Target incentive pay, expressed as a percentage of base salary paid during the year, is established for each executive based on peer group market practices, internal relationship to other executives and individual impact. The Compensation Committee generally reviews these target percentages annually as part of the annual salary review process conducted in the second quarter of each fiscal year, and any adjustments to the percentages take effect on August 1 (the first day of the second half of the fiscal year).

          In fiscal year 2011, the Compensation Committee reviewed incentive pay percentages and made no adjustments to incentive pay for any of the Named Executive Officers other than for Mr. Friedman. Mr. Friedman’s target incentive pay percentage was increased from 50% to 55% of base salary, which brought his incentive pay percentage and his target total cash closer to the 50th percentile for his position in our peer group.

          The Named Executive Officers other than Mr. Maulsby participate in a corporate-level VIP which in fiscal year 2011 was based 100% on the Company’s overall performance as measured primarily by adjusted operating income, with a portion based on revenues. Revenue was added as a second metric to the VIP for fiscal year 2011 to provide a mix of different performance measures considering multiple aspects of the Company’s financial performance. For VIP purposes, operating income is adjusted to eliminate special charges, stock-based compensation expense, amortization of intangible assets, accounting changes, and impacts of acquisitions that were not reflected in our VIP business plan for the year. The overall incentive compensation payout percentage up to the 100% target level was based 80% on the adjusted operating income component and 20% on the revenues component, and any payout above target was based 100% on achievement of adjusted operating income. The goals for the revenues component were $878.0 million for a 75% threshold payout and $921.9 million for a 100% target payout. These payout levels were 9% and 15%, respectively, above fiscal year 2010 revenues. Actual fiscal year 2011 revenues were $914.8 million, resulting in a 96% payout under this component. The goals for the adjusted operating income component were $76.5 million for a 50% threshold payout and $89.9 million for a 100% target payout, representing increases of 11% and 30%, respectively, over fiscal year 2010 adjusted operating income. There was no maximum payout level under this component, but the payout formula provided that 5.0% of participants’ target incentive compensation would be paid for each $1 million of adjusted operating income over the target payout level of $89.9 million. In fiscal year 2011 we achieved adjusted operating income of $108.6 million, which generated a 194% payout under this component and, when combined with the 96% payout under the revenue component, an overall VIP payout level under the formula described above of 193%. However, based on a recommendation of senior management, the Compensation Committee imposed a cap on VIP payout levels for all participants and reduced the payouts to 191% of target incentive pay.

          In fiscal year 2011, Mr. Maulsby participated in a VIP plan for senior sales executives based 100% on the Company’s overall performance as measured by product bookings and adjusted operating income. Mr. Maulsby was separated from the corporate-level VIP for fiscal year 2011 to provide him an incentive more focused on product revenues, which he can directly affect as the worldwide leader of our sales efforts. For VIP purposes, product bookings consist of the dollar amount of systems and software orders and consulting and training orders executed during the fiscal year for which revenues have been recognized or will be recognized within six months for systems and software and within twelve months for consulting and training. The overall target incentive compensation payout percentage up to the 100% target level was based 80% on the product bookings component and 20% on the adjusted operating income component, but any payout above target was based 100% on achievement of adjusted operating income. The goals for the product bookings component required a 3% increase over fiscal year 2010 product bookings for a 50% threshold payout and an 8% increase over fiscal year 2010 product bookings for a 100% target payout. Actual fiscal year 2011 product bookings were 28% higher than fiscal year 2010 product bookings, resulting in the maximum 100% target payout under this component. The goals and payout formula for the adjusted operating income component of Mr. Maulsby’s VIP were the same as those under the corporate-level VIP described above. Accordingly, based on the 100% payout under the product bookings component and our achievement of adjusted operating income of $108.6 million, Mr. Maulsby’s VIP generated an overall VIP payout level of 194%, which was similarly reduced by the Compensation Committee to 191% of his target incentive compensation.

Equity Incentive Awards – Stock Options and Restricted Stock Units

          Equity incentive awards are intended to align executive interests with shareholder interests to promote creation of shareholder value, create a strong incentive for sustained long-term value growth by providing a wealth accumulation opportunity, attract and retain highly talented executives, and contribute to a competitive total compensation package. Equity incentive awards are typically granted at the first meeting of the Compensation Committee following the hire of key new employees and annually to a broad group of existing key employees, including executive officers.

          In fiscal year 2011, the Compensation Committee continued the practice of using both restricted stock units and stock options as components of our equity incentive program. Restricted stock units are awards that provide for the issuance of shares as the award vests without payment of any purchase price by the award recipient. To provide an appropriate balance between the value retention of restricted stock units and the greater upside potential of stock options, equity incentive awards to executive officers are split approximately 50/50 in value between restricted stock units and options.

          The Compensation Committee also continued the practice in fiscal year 2011 of determining the size of annual equity incentive awards based on “long-term incentive values” as commonly reported in compensation surveys. An executive’s long-term incentive value for any year is generally equal to the grant date Black Scholes value of options granted to the executive during the year plus the grant date market price of restricted stock units granted to the executive during the year. As with base salaries, our general guideline for long-term incentive values is to target the 50th percentile of the market data, considering both peer group and survey group data. For Dr. Rhines, the Compensation Committee approved a long-term incentive value that was 17% higher than his award value in fiscal year 2010, to better position his long-term incentive value between the medians of the peer group and survey group data. For Mr. Hinckley, consistent with our approach in setting his base salary, the Compensation Committee approved a long-term incentive value that was 85% of the value approved for Dr. Rhines. The other Named Executive Officers also received increases in long-term incentive value of awards in fiscal year 2011 to better position their award values between the medians of peer group and survey group data for their positions, with Mr. Friedman and Mr. Derrick receiving identical awards for internal equity reasons with the effect that Mr. Friedman’s award was at the high end of the range of market data for his position and Mr. Derrick’s award was in the lower range of market data for his position. The approved long-term incentive values were then allocated 50% to restricted stock unit grants and 50% to option grants, with the number of restricted stock units determined by dividing 50% of the long term incentive value by $10.35 per share, which was the closing market price of our common stock on September 14, 2010, the day before the grant date, and the number of options determined by 50% of the long term incentive value dividing by $5.59 per share, which was the estimated Black Scholes value of our options at the time.

          For administrative convenience and consistency with our methodology for allocating long-term incentive value between options and restricted stock units, in September 2010 the Committee adopted the practice of setting the exercise price of annual stock options at 100 percent of the closing market price of our Common Stock on the last trading day prior to the grant date. Accordingly, the exercise price for the options granted on September 15, 2010 was set at $10.35 per share, which was the closing market price of our Common Stock on September 14, 2010, the last trading day prior to the grant date. This exercise price was less than the closing market price of our Common Stock on the grant date, which was $10.56; however, we intend to continue this practice for future annual option grants regardless of whether the stock price is higher or lower on the day before the grant date.

          Annual option grants to executive officers are made in the form of incentive stock options (“ISOs”) to the fullest extent permitted under tax rules, with the balance granted in the form of nonqualified stock options (“NQSOs”). ISOs have potential income tax advantages for executives if the executive disposes of the acquired shares after satisfying certain holding periods. ISO exercises are exempt from Medicare tax, so both the executives and the Company may receive a small cash tax savings as a result of ISO grants. Tax laws provide that the aggregate grant date fair market value of shares underlying ISOs that become exercisable for any employee in any year may not exceed $100,000. Accordingly, each year we generally grant each executive officer ISOs for the maximum number of shares that, when multiplied by the option grant price, does not exceed $100,000. Our standard option vesting schedule of 25% on the first anniversary of the grant date and 1/48th each month thereafter is then applied to the total ISO and NQSO grant made each year, with the ISO portion of each grant generally becoming exercisable in the last part of the four-year vesting period. Our standard vesting schedule for restricted stock units is also a four-year schedule with shares vesting annually rather than monthly so as to avoid the administrative burden of monthly stock issuances and tax withholding.

          For stock options granted to executive officers in fiscal years 2008 to 2010, we added a provision to the option agreements that will accelerate the vesting of the options if the recipient retires after reaching age 65 with 10 years of service. This provision provides Dr. Rhines and Mr. Hinckley (each of whom is currently age 64) with an additional incentive to remain with the Company through age 65. Restricted stock unit agreements have not included any provision for accelerated vesting on retirement, and the Compensation Committee decided to discontinue inclusion of this retirement provision in option agreements beginning in fiscal year 2011 pending a full analysis of market practices by the Vice President, Human Resources and the Consultant.

Officer Stock Ownership Policy

          In January 2011, the Compensation Committee recommended, and the Board of Directors approved, an Officer Stock Ownership Policy to further align the interests of our executive officers with the interests of our shareholders. The policy requires each of our executive officers to accumulate and maintain ownership of our common stock by the later of January 31, 2016 or five years after becoming an executive officer with a value equal to the following multiples of base salary: CEO and President: 3x; other executive officers: 1x. For this purpose, ownership includes shares underlying restricted stock units and the in-the-money value of exercisable stock options. If an executive officer does not meet the share ownership requirement as of the required compliance date or any fiscal year end thereafter, the officer is prohibited from selling any shares of our common stock until compliance is achieved, other than shares sold to cover tax withholding on the exercise price of stock options. As of January 31, 2011 and based on the closing market price for our common stock on that date, all of the executive officers met their share ownership requirements.

Clawback Policy

          During fiscal year 2011, the Compensation Committee considered, with the advice of the Consultant, the issue of recovery of incentive pay and other incentive compensation from executive officers in the event of misconduct. At the conclusion of this review in January 2011, the Compensation Committee recommended, and the Board of Directors approved, a policy for recovery of incentive compensation (the “Clawback Policy”). The Clawback Policy was adopted to prevent executives involved in wrongful conduct from unjustly benefiting from that conduct, and to remove the financial incentives to engage in that conduct. The Clawback Policy generally provides that the Board of Directors may recover incentive compensation from an executive officer who is involved in wrongful conduct that results in a restatement of the Company’s financial statements for any fiscal quarter or year after fiscal 2011, provided the restatement occurs within three years after the end of the restated year. Incentive compensation for this purpose includes the full amount of any annual VIP incentive pay calculated based on the financial statements that were subsequently restated, and excess proceeds from sales of any stock acquired under equity incentive awards where such sales were made at inflated stock prices ensuing after the release of earnings that were subsequently restated.

401(k) Plan

          Our Individual Deferred Tax and Savings Plan (the “401(k) Plan”) is a tax qualified retirement savings plan pursuant to which all of the Company’s U.S. employees may defer compensation under Section 401(k) of the Internal Revenue Code. The Company contributes an amount equal to 50% of the first 6% of salary contributed under the 401(k) Plan by an eligible employee, up to the maximum allowed under the Internal Revenue Code. We do not provide any supplemental retirement benefits to executive officers. Matching contributions in fiscal year 2011 for the Named Executive Officers are included under the heading “All Other Compensation” in the Summary Compensation Table below.

Relocation Bonus

          As part of the initial compensation package to attract Mr. Friedman to join the Company, we paid him a $125,000 relocation bonus to defray moving expenses and compensate him in part for benefits lost in leaving his former employment. The terms of this bonus provided that if he voluntarily terminated his employment or was terminated with cause before April 20, 2010 (one year after his start date), he would have been required to repay to us a pro-rated portion of this bonus based on the remaining portion of his first year of employment.

Severance Benefits, including Change in Control Benefits

          We have provided change in control severance agreements to our executive officers since 1999. In March 2010, the Compensation Committee and the Board of Directors, with the advice of the Consultant, reviewed and approved updated severance agreements designed to be more consistent with current market practices and to address institutional shareholder concerns regarding tax gross-up provisions. Under our executive severance agreements, we have agreed to provide certain benefits to the Named Executive Officers if their employment is terminated (other than for “cause” by the Company or voluntary resignations without “good reason”) within 18 months after a change in control of the Company, except that this agreement is extended to 24 months for Dr. Rhines and Mr. Hinckley. The agreements also provide certain benefits to the Named Executive Officers if their employment is terminated by the Company without cause or by the officer with good reason in circumstances not involving a change in control.

          The change in control severance benefits are intended to diminish the distraction that executive officers would face by virtue of the personal uncertainties created by a pending or threatened change in control and to assure that the Company will continue to have each executive officer’s full dedication and services at all times. The severance benefits absent a change in control are intended to provide certainty regarding executives’ termination benefits when employment is terminated involuntarily and without cause, and to reduce disputes and litigation. Our severance benefits are designed to be competitive with similar benefits available at companies with which we compete for executive talent. These benefits, as one element of our total compensation program, help the Company attract, retain and motivate highly talented executive officers.

          Change in control benefits generally consist of a lump sum cash payment; vesting acceleration and extension of stock options; restricted stock unit vesting acceleration; health, life and disability insurance continuation; director and officer insurance continuation; relocation expenses, and outplacement services. The lump sum cash payment is equal to three times the sum of base salary plus target incentive compensation for Dr. Rhines and Mr. Hinckley and one and one-half times the sum of base salary plus target incentive compensation for all other Named Executive Officers. Key changes to the change in control provisions approved in March 2010 include:

•	The tax gross-up payment to cover excise taxes on “excess parachute payments” was eliminated.
•

The benefit period for continuation of health, life and disability insurance benefits was shortened for Dr. Rhines and Mr. Hinckley from 36 months to 24 months, shortened for Mr. Maulsby from 30 months to 18 months, and remained at 18 months for all other executive officers.

•	Relocation benefits were eliminated for all executive officers other than Dr. Rhines and Mr. Hinckley.
•	Acceleration of vesting of restricted stock units was added as a benefit.
•

The 12-month period following a change in control in which executives are protected against an involuntary termination of employment was extended to 24 months for Dr. Rhines and Mr. Hinckley and 18 months for all other executive officers.

•	The term of the agreements was extended through March 2015.

          Severance agreements absent a change in control generally consist of a lump sum cash payment equal to two times base salary for Dr. Rhines and Mr. Hinckley and one and one-half times base salary for all other Named Executive Officers; a pro-rated incentive compensation payout for the final year of employment; one-year of additional vesting of options and restricted stock units; health, life and disability insurance continuation; and director and officer insurance continuation. Additional details and specific terms of the severance agreements are set forth under “Potential Payments upon Termination or Change in Control – Change in Control Compensation” and “Potential Payments upon Termination or Change in Control – Compensation on Other Involuntary Terminations” below.

Tax Deductibility of Executive Compensation

          Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount that we may deduct for compensation paid to any of our most highly compensated officers in any year, excluding any person who, like Mr. Hinckley, served as principal financial officer during the year. In fiscal year 2011, the total salary, VIP incentive compensation and compensation on restricted stock unit vesting for Dr. Rhines exceeded $1,000,000, with the effect that a portion of the compensation paid to him was not deductible since the performance goals under the VIP were not presented to the Compensation Committee prior to the end of the first quarter of fiscal year 2011. It is also possible for an executive officer’s nonqualified stock option exercises to cause the officer’s total compensation to exceed $1,000,000 during a year since the excess of the current market price over the option price (“Option Spread”) for nonqualified stock options is treated as compensation. Certain options granted by us to executive officers in fiscal year 2011 were Incentive Stock Options. We receive no tax deduction for the Option Spread compensation on exercise of Incentive Stock Options unless the optionee disposes of the acquired shares before satisfying certain holding periods. Under IRS regulations, Option Spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility and it is our current policy generally to grant options that meet those requirements.

COMPENSATION COMMITTEE REPORT

          The Compensation Committee has:

•	Reviewed and discussed the above section titled “Compensation Discussion and Analysis” with management; and
•	Based on the review and discussion above, recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement.

COMPENSATION COMMITTEE

Fontaine K. Richardson, Chair
Marsha B. Congdon
Kevin C. McDonough
Patrick B. McManus

COMPENSATION RISK ASSESSMENT

          To determine the level of risk arising from our compensation policies and practices, the Company conducted a risk assessment and evaluation process during fiscal year 2011. The risk assessment was based on a framework provided by the Consultant and examined the compensation programs applicable to all of our employees, not just our Named Executive Officers. The approach taken to conduct the risk assessment included an evaluation of governance processes, market competitiveness, and program design elements. We reviewed the process and results of the risk assessment with the Compensation Committee, and noted several risk-mitigating features and effective safeguards against imprudent or unnecessary risk-taking, including:

•	Balanced mix of fixed versus variable, and short-term versus long-term, compensation elements.
•	Annual cash incentives under our VIP plan that focus employees on generation of operating income, a fundamental measure of value creation for shareholders.
•	Large proportion of total compensation provided in the form of long-term equity incentive awards, which align employee and shareholder interests.
•	Advice of outside compensation consultant engaged directly by the Compensation Committee in determining compensation pay structures and amounts.

          Based upon the results of our risk assessment, we concluded that the Company’s compensation programs and practices effectively link compensation to behaviors aligned with long-term Company welfare and shareholder value, and that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

INFORMATION REGARDING EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

          The following table shows compensation paid by the Company to the principal executive officer, the principal financial officer, and the three other most highly compensated executive officers who were serving as executive officers on January 31, 2011 (“Named Executive Officers”).

Name and Principal Position	Year	Salary($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Walden C. Rhines	FY2011	659,551			999,996	863,269	1,445,525	7,420	3,975,761
Chairman of the Board and	FY2010	659,551			715,028	987,760	758,483	7,350	3,128,172
Chief Executive Officer	FY2009	659,551				1,038,520	0	23,344	1,721,415

Gregory K. Hinckley	FY2011	539,111			849,994	731,379	1,078,815	7,406	3,206,705
President and	FY2010	539,111			585,432	808,729	566,067	7,350	2,506,688
Chief Financial Officer	FY2009	539,111				850,288	0	26,939	1,416,338

L. Don Maulsby	FY2011	383,790			258,491	235,210	585,143	7,365	1,469,999
Senior Vice President,	FY2010	383,790			205,652	283,734	307,032	7,350	1,187,558
World Trade	FY2009	383,790				197,967	0	31,211	612,968

Brian M. Derrick,	FY2011	284,441			124,997	113,737	298,197	7,357	828,729
Vice President	FY2010	278,882			77,143	106,431	153,385	7,350	623,191
Corporate Marketing	FY2009	278,882				128,192	19,990	6,900	433,964

Alan J. Friedman,	FY2011	300,000	26,712	(6)	124,997	113,737	300,282	7	865,735
Vice President	FY2010	235,384	98,288	(6)	77,143	391,994	117,945	0	920,754
Human Resources(5)

(1)

Represents the grant date fair value of restricted stock unit awards granted in the applicable year computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value is based on the closing market price of the Common Stock on the grant date for stock awards in fiscal year 2010 and on the closing market price on the last trading day before the grant date for stock awards in fiscal year 2011.

(2)

Represents the grant date fair value of options granted in the applicable year computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value of the options was estimated using the Black-Scholes option pricing model. The assumptions made in determining the grant date fair values of options under applicable accounting guidance are disclosed in Note 12 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended January 31, 2011.

(3)	Represents annual incentive pay earned for performance in the applicable year under our variable incentive pay plan.

(4)

For fiscal year 2011, consists almost entirely of Company contributions to the Individual Deferred Tax and Savings Plan pursuant to which the Company’s U.S. employees may defer compensation under Section 401(k) of the Internal Revenue Code. The Company contributes an amount equal to 50% of the first 6% of salary contributed under the plan by an eligible employee, up to the maximum allowed under the Internal Revenue Code.

(5)	Mr. Friedman joined the Company as Vice President, Human Resources on April 20, 2009.

(6)

Represents a $125,000 relocation bonus paid to Mr. Friedman in fiscal year 2010 that vested pro rata over his first year of employment, approximately 79% during fiscal year 2010 and the balance during fiscal year 2011. See “Compensation Discussion and Analysis – Relocation Bonus.”

Grants of Plan-Based Awards in Fiscal Year 2011

          The following table contains information concerning the fiscal year 2011 incentive pay opportunities for the Named Executive Officers under our variable incentive pay plan and the restricted stock units and stock options granted to the Named Executive Officers in fiscal year 2011.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Stock Awards: Number of Shares or Units (#)(2)	Option Awards: Number of Shares Underlying Options (#)(3)		Exercise or Base Price of Option Awards ($/Sh)(6)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(7)

Name	Grant Date	Threshold ($)	Target ($)	Max ($)		ISO (4)	NQSO (5)

Walden C. Rhines		417,166	758,484	—
	9/15/2010				96,618					999,996
	9/15/2010					9,661		10.35	10.56	46,621
	9/15/2010						169,229	10.35	10.56	816,648

Gregory K. Hinckley		311,337	566,067	—
	9/15/2010				82,125					849,994
	9/15/2010					9,661		10.35	10.56	46,468
	9/15/2010						142,396	10.35	10.56	684,911

L. Don Maulsby		153,516	307,032	—
	9/15/2010				24,975					258,491
	9/15/2010					8,672		10.35	10.56	44,109
	9/15/2010						37,571	10.35	10.56	191,101

Brian M. Derrick		86,043	156,442	—
	9/15/2010				12,077					124,997
	9/15/2010					9,216		10.35	10.56	46,876
	9/15/2010						13,145	10.35	10.56	66,861

Alan J. Friedman		86,625	157,500	—
	9/15/2010				12,077					124,997
	9/15/2010					4,784		10.35	10.56	24,333
	9/15/2010						17,577	10.35	10.56	89,404

(1)

Amounts reported in these columns represent potential incentive pay payable for performance in fiscal year 2011 under our variable incentive pay plan, or VIP. Amounts in the threshold column assume that threshold payout level is achieved under both components of the applicable VIP. The Compensation Committee annually approves target incentive compensation levels as a percentage of base salary paid during the year. The percentages of base salary for the Named Executive Officers were as follows: Dr. Rhines – 115%; Mr. Hinckley – 105%; Mr. Maulsby – 80%; Mr. Derrick – 55%; and Mr. Friedman – 52.5%. For Mr. Friedman, the aggregate incentive compensation percentage for the year represented the average of target incentive compensation percentages of 50% in effect for the first half of the year and 55% in effect for the second half of the year.

(2)

Amounts reported in this column represent restricted stock units awarded in fiscal year 2011 under our 2010 Omnibus Incentive Plan. Restricted stock units become vested for 25% of the shares on each of the first four anniversaries of the grant date, and shares are issued upon vesting. Vesting may be accelerated in certain circumstances, as described below under “Potential Payments Upon Termination or Change in Control.”

(3)

All options were granted under our 2010 Omnibus Incentive Plan. The combined ISO and NQSO granted to each person generally becomes exercisable for 25% of the shares on the first anniversary of the grant date and then for 1/48th of the shares at the end of each one-month period thereafter, becoming fully exercisable on the fourth anniversary of the grant date. Except in the case of new-hire option grants, the ISO portion of each grant generally becomes exercisable at the end of the four-year vesting period. Vesting may be accelerated in certain circumstances, as described below under “Potential Payments Upon Termination or Change in Control.” Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s termination of employment.

(4)

All amounts reported under this heading represent the portion of the annual option grant intended to qualify as an ISO under the Internal Revenue Code. See “Compensation Discussion and Analysis – Stock Option Awards.”

(5)

All amounts reported under this heading represent the portion of the annual option grant that will not qualify as an ISO under the Internal Revenue Code and therefore is a NQSO. See “Compensation Discussion and Analysis – Stock Option Awards.”

(6)

For administrative convenience, we have adopted the practice of setting the exercise price of stock options at 100 percent of the closing market price of our Common Stock on the last trading day prior to the grant date. Accordingly, the exercise price for the options granted on September 15, 2010 was set at $10.35 per share, which was the closing market price of our Common Stock on September 14, 2010, the last trading day prior to the grant date. This exercise price was less than the closing market price of our Common Stock on the grant date, which was $10.56.

(7)

For restricted stock units, represents the grant date fair value of the awards based on the closing market price of the Common Stock of $10.35 per share on September 14, 2010. For stock options, represents the grant date fair value of $4.8257 per share for the option granted to Dr. Rhines, $4.8099 per share for the option granted to Mr. Hinckley, and $5.0864 per share for the options granted to Mr. Maulsby, Mr. Derrick and Mr. Friedman. These are the same values for these equity awards used under accounting guidance applicable to stock-based compensation. In determining the grant date fair value of options, the expected term was 5.56 years for Dr. Rhines’ option, 5.52 years for Mr. Hinckley’s option, and 6.25 years for the options of Mr. Maulsby, Mr. Derrick and Mr. Friedman, with the shorter expected terms for Dr. Rhines and Mr. Hinckley based on their proximity to retirement age. The other assumptions made in determining the option values are disclosed in Note 12 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended January 31, 2011.

Outstanding Equity Awards at January 31, 2011

          The following table sets forth the information concerning outstanding options and restricted stock units held by the Named Executive Officers on January 31, 2011.

	Option Awards					Stock Awards

Name	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)(7)		Market Value of Shares or Units That Have Not Vested ($)

Walden C. Rhines	0	178,890	(2)	10.35	9/15/2020	96,618	(8)	1,230,913
	54,167	145,833	(3)	8.91	12/22/2019	60,187	(9)	766,782
	208,333	191,667	(4)	5.17	12/11/2018
	182,813	42,187	(5)	15.96	10/9/2017
	225,000	0		14.19	9/28/2016
	200,000	0		8.41	9/26/2015
	150,000	0		11.74	11/4/2014
	200,000	0		15.25	10/28/2013
	122,816	0		5.66	9/25/2012
	160,000	0		18.84	10/22/2011

Total	1,503,129	558,577

Gregory K. Hinckley	0	152,057	(2)	10.35	9/15/2020	82,125	(8)	1,046,273
	44,349	119,401	(3)	8.91	12/22/2019	49,278	(9)	627,802
	170,573	156,927	(4)	5.17	12/11/2018
	155,391	35,859	(5)	15.96	10/9/2017
	188,750	0		14.19	9/28/2016
	170,000	0		8.41	9/26/2015
	127,500	0		11.74	11/4/2014
	170,000	0		15.25	10/28/2013
	102,816	0		5.66	9/25/2012
	134,000	0		18.84	10/22/2011

Total	1,263,379	464,244

L. Don Maulsby	0	46,243	(2)	10.35	9/15/2020	24,975	(8)	318,182
	15,559	41,891	(3)	8.91	12/22/2019	17,310	(9)	220,529
	3,177	36,537	(4)	5.17	12/11/2018
	41,641	9,609	(5)	15.96	10/9/2017
	41,250	0		14.19	9/28/2016
	50,157	0		8.41	9/26/2015
	47,500	0		11.74	11/4/2014
	67,500	0		15.25	10/28/2013
	35,625	0		18.84	10/22/2011

Total	302,409	134,280

Brian M. Derrick	0	22,361	(2)	10.35	9/15/2020	12,077	(8)	153,861
	5,836	15,714	(3)	8.91	12/22/2019	6,493	(9)	82,721
	25,716	23,659	(4)	5.17	12/11/2018
	27,676	6,387	(5)	15.96	10/9/2017
	29,375	0		14.19	9/28/2016
	34,688	0		8.41	9/26/2015
	24,688	0		11.74	11/4/2014
	35,000	0		15.25	10/28/2013
	20,000	0		5.66	9/25/2012
	25,000	0		18.84	10/22/2011

Total	227,979	68,121

Alan J. Friedman	0	22,361	(2)	10.35	9/15/2020	12,077	(8)	153,861
	5,836	15,714	(3)	8.91	12/22/2019	6,493	(9)	82,721
	32,812	42,188	(6)	7.34	5/4/2019

Total	38,648	80,263

(1)

Options generally become exercisable for 25% of the shares on the first anniversary of the grant date and then for 1/48th of the shares at the end of each one-month period thereafter, becoming fully exercisable on the fourth anniversary of the grant date. Outstanding options reported on each line of the above table include both the incentive stock option and nonqualified stock option granted on the same date with the same exercise price.

(2)

25% of these shares will become exercisable on September 15, 2011, and 1/48th of these shares will become exercisable on the 15th day of each month thereafter, becoming fully exercisable on September 15, 2014.

(3)	1/35th of these shares will become exercisable on February 22, 2011 and on the 22nd day of each month thereafter, becoming fully exercisable on December 22, 2013.

(4)	1/23rd of these shares will become exercisable on February 11, 2011 and on the 11th day of each month thereafter, becoming fully exercisable on December 11, 2012.

(5)	1/9th of these shares will become exercisable on February 9, 2011 and on the 9th day of each month thereafter, becoming fully exercisable on October 9, 2011.

(6)	1/28th of these shares will become exercisable on February 4, 2011 and on the 4th day of each month thereafter, becoming fully exercisable on May 4, 2013.

(7)	Restricted stock units generally vest for 25% of the shares on each of the first four anniversaries of the grant date, becoming fully vested on the fourth anniversary of the grant date.

(8)

25% of the shares underlying these restricted stock units will be issued on September 15, 2011 and on each of the next three anniversaries of that date, with the last installment of shares being issued on September 15, 2014.

(9)

One-third of the shares underlying these restricted stock units will be issued on December 22, 2011 and on each of the next two anniversaries of that date, with the last installment of shares being issued on December 22, 2013.

Option Exercises and Stock Vested in Fiscal Year 2011

          The following table sets forth information with respect to options that were exercised by Named Executive Officers during fiscal year 2011 and restricted stock units held by Named Executive Officers that vested during fiscal year 2011.

	Option awards		Stock awards

Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)

Walden C. Rhines	0	0	20,063	244,568

Gregory K. Hinckley	0	0	16,427	200,245

L. Don Maulsby	36,536	249,581	5,771	70,348

Brian M. Derrick	0	0	2,165	26,391

Alan J. Friedman	0	0	2,165	26,391

Equity Compensation Plan Information

          The following table provides information as of January 31, 2011 regarding equity compensation plans approved by the shareholders and equity compensation plans that were not approved by the shareholders.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	(b) Weighted average exercise price of outstanding options, warrants and rights ($)(1)	(c) Number of securities remaining available for future issuance (excluding securities reflected in column (a)) (#)

Equity compensation plans approved by security holders(2)	9,653,142	11.19	12,846,402

Equity compensation plans not approved by security holders(3)(4)	3,149,867	8.62	0

Total	12,803,009	10.43	12,846,402

(1)	Represents the weighted average exercise price of the outstanding options included in column (a); outstanding restricted stock units are not included in the calculation.

(2)

Includes 7,547,175 options and 2,105,967 restricted stock units outstanding under the Company’s 2010 Omnibus Incentive Plan, 1982 Stock Option Plan, Nonqualified Stock Option Plan, and 1987 Non-Employee Directors’ Stock Plan, as well as 8,912,341 shares available for future issuance under the Company’s 2010 Omnibus Incentive Plan and 3,934,061 shares currently available for future issuance under the Company’s 1989 Employee Stock Purchase Plan and Foreign Subsidiary Employee Stock Purchase Plan.

(3)

All outstanding options shown here are under the Company’s 1986 Stock Plan which was terminated with respect to future grants in July 2010. The 1986 Stock Plan provided for the issuance of Common Stock to officers, employees and consultants of the Company either by sale, as bonuses or pursuant to nonqualified stock options at prices and on terms determined by the Compensation Committee. The Company generally granted options under the 1986 Stock Plan only to persons who were not executive officers of the Company and only at exercise prices not less than the current market price at the time of grant.

(4)

In connection with the acquisitions of Valor Computerized Systems Ltd. in 2010, LogicVision, Inc. in 2009 and IKOS Systems, Inc. and Innoveda, Inc. in 2002, the Company assumed employee stock options. Of those assumed options, options for a total of 1,170,236 shares with an average exercise price of $5.48 per share remained outstanding at January 31, 2011. Assumed options are not included in the above table.

Potential Payments upon Termination or Change in Control

Change in Control Compensation

          We have agreed to provide certain benefits to the Named Executive Officers if their employment is terminated (other than for “cause” by the Company or where the officer voluntarily resigns without “good reason”) within 18 months after a “change in control” of Mentor, except that this agreement is extended to 24 months for Dr. Rhines and Mr. Hinckley. See “Compensation Discussion and Analysis – Severance Benefits, including Change in Control Benefits.” In our severance agreements, “change in control” is generally defined to include:

•	the acquisition by any person of 40% or more of our outstanding Common Stock,
•	the nomination (and subsequent election) in a two year period of a majority of our directors by persons other than the incumbent directors, and
•	a sale of all or substantially all of our assets, or an acquisition of Mentor through a merger, consolidation or share exchange.

          In our agreements, “cause” generally includes willful and continued failure to substantially perform assigned duties or comply with specific directives of the Board of Directors, willful commission of an act of fraud or dishonesty resulting in material financial injury to us, and willful engagement in illegal conduct materially injurious to us. In our agreements, “good reason” generally includes a material diminution in position or duties, a salary reduction or material reduction in other benefits, a home office relocation of over 25 miles, and failure by us to pay any compensation or to comply with the other provisions of the severance agreements.

          The following table shows the estimated change in control benefits that would have been payable to the Named Executive Officers if a change in control had occurred on January 31, 2011 and each officer’s employment was terminated on that date by us without cause or by the officer for good reason.

Name	Cash Severance Benefit(1)	Stock Option Acceleration and Extension(2)	Restricted Stock Unit Acceleration(3)	Health, Life and Disability Insurance Continuation(4)	Director and Officer Insurance Continuation(5)	Relocation Expenses(6)	Outplacement Services(7)	Total(8)

Walden C. Rhines	$3,960,221	$4,453,498	$1,997,696	$0	$228,676	$0	$0	$10,640,091

Gregory K. Hinckley	$3,315,534	$3,710,787	$1,674,074	$36,092	$228,676	$290,176	$18,000	$9,273,339

L. Don Maulsby	$1,036,232	$1,059,844	$538,711	$17,836	$228,676	$0	$18,000	$2,899,299

Brian M. Derrick	$662,583	$590,222	$236,582	$0	$228,676	$0	$0	$1,718,063

Alan J. Friedman	$697,500	$423,083	$236,582	$16,653	$228,676	$0	$18,000	$1,620,494

(1)

Cash Severance Benefit. Each Named Executive Officer has entered into a severance agreement with us providing for, among other things, cash severance benefits payable by us if the officer’s employment is involuntarily terminated by us without cause or by the officer for good reason within 18 months after a change in control, except that this protection is 24 months for Dr. Rhines and Mr. Hinckley. The cash severance payment for Dr. Rhines and Mr. Hinckley is equal to three times the sum of base salary plus target incentive compensation as in effect at the time of the change in control. The cash severance payment for all other executive officers is equal to one and one-half times the sum of base salary plus target incentive compensation as in effect at the time of the change in control. These amounts are payable in a lump sum within five days after termination.

(2)

Stock Option Acceleration and Extension. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers provide that all of the officer’s outstanding options will immediately become vested and exercisable, and that the standard 30-day period for exercising vested options following termination of employment will be extended to 12 months following termination, but not beyond each option’s original 10-year term. Information regarding outstanding exercisable and unexercisable options held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The amounts in the table above represent the sum of (i) for each Named Executive Officer’s outstanding unexercisable options, the aggregate value as of January 31, 2011 of those options assuming a 12-month remaining term and otherwise calculated using the Black-Scholes option pricing model with the same assumptions as those used for valuing our options under accounting guidance applicable to stock-based compensation, plus (ii) for each Named Executive Officer’s outstanding exercisable options, the increase in value of those options resulting from the extension of the post-termination exercise period from 30 days to 12 months, with the option values for 30-day and 12-month remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing our options under accounting guidance applicable to stock-based compensation.

(3)

Restricted Stock Unit Acceleration. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers provide that all of the officer’s unvested restricted stock units will immediately vest. Information regarding unvested restricted stock units held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The amounts in the table above represent the value of the shares that would have been issued under these awards on a change in control based on a stock price of $12.74 per share which was the closing price of our Common Stock on the last trading day of fiscal year 2011.

(4)

Health, Life and Disability Insurance Continuation. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers also provide for continuation of health, life and disability insurance benefits paid by us, but not to the extent similar benefits are provided by a subsequent employer. The insurance benefits continue for 24 months for Dr. Rhines and Mr. Hinckley and for 18 months for all other executive officers. The amounts in the table above represent the present value of these benefit streams at the rates paid by us for each officer as of January 31, 2011.

(5)

Director and Officer Insurance Continuation. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers also provide for continuation for six years of director and officer liability insurance against insurable events that occurred while the officer was a director or officer of the Company. The amounts in the table above represent the estimated cost per officer of this coverage under our current director and officer liability insurance policy.

(6)

Relocation Expenses. If cash severance benefits are triggered, the severance agreements for Dr. Rhines and Mr. Hinckley also provide for reimbursement of relocation expenses incurred for relocations occurring within 24 months following termination. The amounts in the table above represent the estimated cost of a typical relocation.

(7)

Outplacement Services. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers also require us to provide two years of outplacement services. The amounts in the table above represent the estimated cost of such services.

(8)

Total—Conditional Cap on Change in Control Benefits. Under the severance agreements, if any payments to a Named Executive Officer in connection with a change in control would be subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, then, if it would result in a greater net after-tax benefit for the officer to have the payments that would otherwise be made reduced by the amount necessary to prevent them from being “parachute payments,” the officer will be paid such reduced benefits. The amounts in the above table for Dr. Rhines and Mr. Derrick under Cash Severance Benefit, Health, Life and Disability Insurance Continuation, Relocation Expenses and Outplacement Services have been reduced in accordance with this provision.

Compensation on Other Involuntary Terminations

          We have agreed to provide certain benefits to the Named Executive Officers if their employment is terminated by the Company without cause or by the officer with good reason in circumstances not involving a change in control. The definitions of “cause” and “good reason” for this purpose are the same as described above under “Change in Control Compensation.”

          The following table shows the estimated severance benefits that would have been payable to the Named Executive Officers if, absent any change in control, each officer’s employment had been terminated on January 31, 2011 by us without cause or by the officer for good reason.

Name	Cash Severance Benefit(1)	Stock Option Acceleration and Extension(2)	Restricted Stock Unit Acceleration(3)	Health, Life and Disability Insurance Continuation(4)	Director and Officer Insurance Continuation(5)	Total

Walden C. Rhines	$1,319,101	$1,995,645	$563,325	$27,104	$228,676	$4,133,851

Gregory K. Hinckley	$1,078,223	$1,662,251	$470,839	$27,104	$228,676	$3,467,093

L. Don Maulsby	$575,684	$467,241	$153,058	$17,836	$228,676	$1,442,495

Brian M. Derrick	$435,000	$268,784	$66,041	$21,153	$228,676	$1,019,654

Alan J. Friedman	$450,000	$152,819	$66,041	$16,653	$228,676	$914,189

(1)

Cash Severance Benefit. The severance agreements provide for, among other things, cash severance benefits payable by us if, absent any change in control, the officer’s employment is involuntarily terminated by us without cause or by the officer for good reason. The cash severance payment for Dr. Rhines and Mr. Hinckley is equal to two times base salary as in effect at the time of the termination. The cash severance payment for all other executive officers is equal to one and one-half times base salary as in effect at the time of the termination. These amounts are payable in a lump sum within five days after termination. The severance agreements require us to make an additional cash payment equal to a pro rata portion of the annual incentive compensation that the officer would have received if the officer had remained employed for the balance of the fiscal year in which the termination occurs (based on the portion of the year worked). The table above does not include a pro rata portion of the incentive compensation for fiscal 2011 because incentive compensation payments for fiscal 2011 are included in the Summary Compensation Table and no pro rata amounts would have been paid if officers had terminated employment on January 31, 2011.

(2)

Stock Option Acceleration and Extension. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers provide for immediate vesting of all of the officer’s outstanding options that would have vested if employment had continued for an additional year, and that the standard 30-day period for exercising vested options following termination of employment will be extended to 6 months following termination, but not beyond each option’s original 10-year term. Information regarding outstanding exercisable and unexercisable options held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The amounts in the table above represent the sum of (i) for each Named Executive Officer’s outstanding unexercisable options that would have vested on an involuntary termination, the aggregate value as of January 31, 2011 of those options assuming a 6-month remaining term and otherwise calculated using the Black-Scholes option pricing model with the same assumptions as those used for valuing our options under accounting guidance applicable to stock-based compensation, plus (ii) for each Named Executive Officer’s outstanding exercisable options, the increase in value of those options resulting from the extension of the post-termination exercise period from 30 days to 6 months, with the option values for 30-day and 6-month remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing our options under accounting guidance applicable to stock-based compensation.

(3)

Restricted Stock Unit Acceleration. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers provide for immediate vesting of all of the officer’s unvested restricted stock units that would have vested if employment had continued for an additional year. Information regarding unvested restricted stock units held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The amounts in the table above represent the value of the shares that would have been issued under these awards on an involuntary termination based on a stock price of $12.74 per share which was the closing price of our Common Stock on the last trading day of fiscal year 2011.

(4)

Health, Life and Disability Insurance Continuation. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers also provide for continuation of health, life and disability insurance benefits paid by us for 18 months, but not to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent the present value of these benefit streams at the rates paid by us for each officer as of January 31, 2011.

(5)

Director and Officer Insurance Continuation. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers also provide for continuation for six years of director and officer liability insurance against insurable events that occurred while the officer was a director or officer of the Company. The amounts in the table above represent the estimated cost per officer of this coverage under our current director and officer liability insurance policy.

Other Benefits Triggered on Termination due to Death, Disability, or Retirement

          As of January 31, 2011, each Named Executive Officer held unvested restricted stock units as set forth in the Outstanding Equity Awards table above. The award agreements governing all unvested restricted stock units provide that upon death or disability the restricted stock unit award shall be vested for at least 50% of the shares covered by the original grant. The aggregate value as of January 31, 2011 of restricted stock units that would have vested if death or disability had occurred on that date, was $871,053 for Dr. Rhines, $732,407 for Mr. Hinckley, $232,604 for Mr. Maulsby, $104,506 for Mr. Derrick and $104,506 for Mr. Friedman, in each case based on a stock price of $12.74 per share which was the closing price of our Common Stock on the last trading day of fiscal year 2011.

          As of January 31, 2011, each Named Executive Officer held outstanding unexercisable options as set forth in the Outstanding Equity Awards table above. The stock option agreements governing all unvested options provide (i) for an additional one year of vesting on termination of employment due to death or disability, (ii) that upon death the option shall be exercisable for at least 50% of the shares covered by the original option grant, and (iii) that upon either death or disability the option shall remain exercisable for one year. If death or disability of a Named Executive Officer had occurred on January 31, 2011, the sum of (i) for outstanding unexercisable options that would have vested, the aggregate value as of January 31, 2011 of those options assuming a one-year remaining term and otherwise calculated using the Black-Scholes option pricing model with the same assumptions as those used for valuing our options under accounting guidance applicable to stock-based compensation, plus (ii) for outstanding exercisable options, the increase in value of those options resulting from the extension of the post-termination exercise period from 30 days to one year, with the option values for 30-day and one-year remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing our options under accounting guidance applicable to stock-based compensation, for each of the following Named Executive Officers was: Dr. Rhines - $2,978,903 on death and $2,868,067 on disability, Mr. Hinckley - $2,493,070 on death and $2,398,859 on disability, Mr. Maulsby - $713,538 on death and $684,887 on disability, Mr. Derrick - $414,606 on death and $400,751 on disability, and Mr. Friedman - $190,012 on death and $176,158 on disability.

          The stock option agreements governing options granted in fiscal years 2008 to 2010 also provide that the options shall become fully exercisable upon the Named Executive Officer’s retirement and that the standard 30-day period for exercising vested options following termination of employment will be extended to two years after retirement, but not beyond each option’s original 10-year term. Retirement includes any termination of the Named Executive Officer’s employment after such officer has reached age 65 and has been employed by the Company for at least 10 years. These provisions do not apply to options granted in fiscal year 2011 or prior to October 2007. As of January 31, 2011, no Named Executive Officer was eligible for accelerated vesting under these provisions, but Dr. Rhines and Mr. Hinckley were each 64 years old and will turn 65 before their options are fully vested. The number of shares covered by options granted in fiscal years 2008 to 2010 that will be unvested on the optionee’s 65th birthday and therefore subject to possible acceleration under this provision are 216,671 shares for Dr. Rhines, and 198,452 shares for Mr. Hinckley. To provide some estimate of the value of extending the post-termination exercise period upon retirement from 30 days to two years, if it is assumed that the closing market price of our Common Stock on the optionee’s 65th birthday is the same as it was on the last trading day of fiscal year 2011, then the increase in value of currently outstanding options whose exercise period would be extended upon retirement at age 65, calculated using the Black-Scholes option pricing model for options with 30-day and 2-year remaining terms and with other assumptions consistent with those currently used for valuing our options under accounting guidance applicable to stock-based compensation, would be $1,088,829 for Dr. Rhines, and $910,818 for Mr. Hinckley.

SHAREHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal No. 2)

          This Proxy Statement includes extensive disclosure regarding the compensation of our Named Executive Officers under the headings “Compensation Discussion and Analysis” and “Information Regarding Executive Officer Compensation” on pages 18 to 40 above. Section 14A of the Securities Exchange Act of 1934, as enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act in July 2010, requires us to submit to our shareholders a nonbinding advisory resolution to approve the compensation of the Named Executive Officers disclosed in this Proxy Statement. Accordingly, the Board of Directors has approved the submission of the following resolution to the shareholders for approval at the Annual Meeting:

“RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission under the headings “Compensation Discussion and Analysis” and “Information Regarding Executive Officer Compensation” in the Proxy Statement for the Company’s 2011 Annual Meeting of Shareholders, is approved.”

          This proposal gives you as a shareholder the opportunity to endorse or not to endorse our executive compensation program by voting for or against the above resolution. As discussed under “Compensation Discussion and Analysis” above, our executive compensation program has been carefully designed and implemented to promote the achievement of our performance objectives, ensure that executives’ interests are aligned with shareholders’ interests in our success, provide compensation opportunities that will attract, retain, and motivate superior executive personnel, and compensate executives in line with the practices of comparable high technology industry companies. Accordingly, the Board of Directors recommends that you vote FOR the above resolution.

Vote Required

          Adoption of Proposal No. 2 will require that the votes cast in favor of Proposal No. 2 at the Annual Meeting exceed the votes cast against Proposal No. 2. Abstentions and broker non-votes are counted to determine whether a quorum exists at the Annual Meeting but are not counted for, and have no effect on, the results of the vote on Proposal No. 2. All valid proxies on the WHITE proxy card will be voted FOR Proposal No. 2 unless a contrary choice is indicated.

          Because the shareholder vote on the above resolution is advisory, it will not be binding on the Company, the Board of Directors or the Compensation Committee. We intend to consider the results of the shareholder vote on this proposal carefully, but will have no obligation to make any changes to our executive compensation program in response to a negative vote.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED PROPOSAL NO. 2.
THE BOARD OF DIRECTORS RECOMMENDS ITS APPROVAL BY THE SHAREHOLDERS.

SHAREHOLDER ADVISORY VOTE ON FREQUENCY OF FUTURE VOTES
ON EXECUTIVE COMPENSATION
(Proposal No. 3)

          Section 14A of the Securities Exchange Act of 1934 requires us to submit the resolution in Proposal No. 2 above to a shareholder vote at least once every three years, and also requires us to submit to shareholders for an advisory vote the question of whether the resolution in Proposal No. 2 should be voted on every year, every two years or every three years. Accordingly, the Board of Directors has approved the submission of this question to a vote of the shareholders at the Annual Meeting.

          We believe that it is appropriate to give our shareholders the opportunity to provide regular annual input on our executive compensation program through a shareholder advisory vote. Accordingly, the Board of Directors recommends that you vote to hold an advisory vote on executive compensation every year.

Vote Required

          The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency approved by shareholders on an advisory basis. Abstentions and broker non-votes are counted to determine whether a quorum exists at the Annual Meeting but are not counted for, and have no effect on, the results of the vote on Proposal No. 3. All valid proxies on the WHITE proxy card will be voted for EVERY YEAR unless a contrary choice is indicated.

          Because the shareholder vote on this question is advisory, it will not be binding on the Company or the Board of Directors. We intend to consider the results of the shareholder vote on this proposal carefully, but will have no obligation to hold future advisory votes on executive compensation with the frequency that receives the most votes from shareholders on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “EVERY YEAR” ON PROPOSAL NO 3.

APPROVAL OF AMENDMENTS TO 1989 EMPLOYEE STOCK PURCHASE PLAN AND
FOREIGN SUBSIDIARY EMPLOYEE STOCK PURCHASE PLAN
(Proposal No. 4)

          Mentor’s 1989 Employee Stock Purchase Plan (“1989 Plan”) was adopted by the Board of Directors and shareholders in 1989. Mentor’s Foreign Subsidiary Employee Stock Purchase Plan (“Foreign Sub Plan” and collectively referred to herein with the 1989 Plan as the “Plans”) was adopted by the Board of Directors in 2002 and by shareholders in 2004. Shareholders last approved increases in shares available for issuance under the Plans in 2009.

          The 1989 Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. The 1989 Plan permits all regular employees of the Company and its U.S. subsidiaries to acquire Common Stock through regular payroll deductions of up to 10% of an employee’s salary, with an annual limit of $25,000 in fair market value. An aggregate of 28,650,000 shares of Common Stock has been reserved for issuance under the 1989 Plan. As of January 31, 2011, only 3,148,280 shares of Common Stock were available for purchase under the 1989 Plan.

          The Foreign Sub Plan provides a flexible alternative to the 1989 Plan for offering Company stock to employees of foreign subsidiaries on terms that may vary by jurisdiction. Under U.S. tax law, all participants in the 1989 Plan must have “equal rights and privileges,” so variation in terms are not permitted under that plan. The Foreign Sub Plan provides for the offering and sale of Common Stock to employees of non-U.S. subsidiaries of the Company on terms substantially identical to the terms offered to U.S. employees under the 1989 Plan. An aggregate of 4,900,000 shares of Common Stock has been reserved for issuance under the Foreign Sub Plan. As of January 31, 2011, only 785,781 shares of Common Stock were available for purchase under the Foreign Sub Plan.

          The Board of Directors believes that the Plans promote the interests of the Company and its shareholders by encouraging employees of the Company and its subsidiaries to become shareholders, and therefore promotes the Company’s growth and success. The Board also believes that the Plans are an important factor in the Company’s continuing ability to offer a competitive benefit package to existing and prospective employees of the Company and its subsidiaries.

          The Board of Directors believes that it is desirable and in the best interests of the Company and its shareholders to continue to provide employees of the Company and its subsidiaries with benefits under the Plans and that additional shares must be reserved for use under each of the Plans. Accordingly, in March 2011, the Board of Directors approved, subject to shareholder approval, amendments to reserve an additional 3,000,000 shares of Common Stock for issuance under the 1989 Plan and an additional 1,000,000 shares of Common Stock for issuance under the Foreign Sub Plan. Copies of the 1989 Plan and the Foreign Sub Plan, each as proposed to be amended, are attached to this Proxy Statement as Exhibits C and D, respectively.

Description of the Plans

          The essential features of the Plans are outlined below.

Eligibility

          Except as described below, all regular employees of the Company and its U.S. subsidiaries, including employees who are officers or directors, are eligible to participate in the 1989 Plan and all regular employees of designated subsidiaries of the Company organized under the laws of a country other than the United States are eligible to participate in the Foreign Sub Plan. Any employee who owns or would be deemed to own five percent or more of the voting power or value of all classes of stock of the Company is ineligible to participate in either of the Plans. Approximately 2,300 employees are eligible to participate in the 1989 Plan and approximately 1,900 employees are eligible to participate in the Foreign Sub Plan.

Option Grant and Purchase of Shares

          The Plans provide for six-month offerings (“Offerings”) with a new Offering commencing on January 1 and July 1 of each year. The first day of each Offering is the “Offering Date” and the last day of each Offering is the “Purchase Date” for that Offering. The Plans formerly provided for overlapping two-year offerings commencing on January 1 and July 1 of each year with purchases every six months on each January 1 and July 1 during those offering periods, but were amended effective July 1, 2010 to reduce offering periods to six months and provide for purchases on June 30 and December 31 at the end of each Offering. On each Offering Date, each eligible employee is granted an option to purchase no more than 6,000 shares on the Purchase Date; provided that no option may permit an employee’s right to purchase shares under either of the Plans to accrue at a rate that exceeds $25,000 of fair market value (determined at the Offering Date). Each eligible employee may elect to participate in the 1989 Plan or the Foreign Sub Plan, as the case may be, by filing a subscription and payroll deduction authorization. Shares may be purchased under the Plans only through payroll deductions of up to 10% (20% in the case of employees in Egypt and India) of an employee’s compensation. On each Purchase Date, the amounts withheld are applied to purchase shares for the employee from the Company at a purchase price equal to the lesser of 85 percent of the fair market value of the Common Stock on the Offering Date or on the Purchase Date.

          An employee may terminate participation in either of the Plans by written notice to the Company at least 10 days before the Purchase Date. The employee will then receive all funds withheld from his or her pay that had not yet been used to purchase shares. An employee may not reinstate participation in his or her respective plan with respect to a particular Offering, but may participate in subsequent Offerings. The rights of employees under the Plans are not transferable.

Administration

          The Compensation Committee administers the Plans. The Compensation Committee may promulgate rules and regulations, adopt forms, decide any question of interpretation or rights arising under, and generally supervise the administration of, the Plans. The Company pays all expenses of the Plans.

Custodian

          Independent custodians (each a “Custodian”) maintain the records and employees’ cash accounts under the Plans. Shares purchased by employees under the Plans are delivered to and held by the Custodians on behalf of the employees. By appropriate instructions from an employee, all or part of the shares may be sold at the market price at the time the order is executed. Also by appropriate instructions, the employee may transfer all or part of the shares held for that employee by a Custodian to the employee or to a regular individual brokerage account in the employee’s own name.

Amendments

          The Board of Directors may amend the 1989 Plan; however, approval by the Company’s shareholders is required for amendments that increase the number of shares reserved for the 1989 Plan or decrease the purchase price of shares offered under the 1989 Plan. The Board of Directors may amend the Foreign Sub Plan from time to time in any and all respects, subject to applicable Nasdaq rules. The Board of Directors may terminate the Plans at any time and refund all amounts withheld from employees’ pay that had not yet been used to purchase shares.

U.S Federal Income Tax Consequences

          The 1989 Plan is intended to be treated as a stock option arrangement for tax purposes and is intended to qualify as an “Employee Stock Purchase Plan” within the meaning of Section 423 of the Internal Revenue Code. Under the Internal Revenue Code, employees are not taxed on income or gain with respect to the 1989 Plan either at the Offering Date or at the Purchase Date. If an employee disposes of the shares purchased under the 1989 Plan more than two years after the Offering Date, the employee will be required to report as ordinary compensation income for the taxable year of disposition an amount equal to the lesser of: (1) the excess of the fair market value of the shares at the time of disposition over the purchase price; or (2) the excess of the fair market value of the shares on the Offering Date over the option price (determined as if the option had been exercised on the Offering Date). Any gain on the disposition in excess of the amount treated as ordinary compensation income will be capital gain. In the case of such a disposition, the Company will not be entitled to any deduction from income.

          If an employee disposes of shares purchased under the 1989 Plan within two years after the Offering Date, the employee will be required to report the excess of the fair market value of the shares on the Purchase Date over the purchase price as ordinary compensation income for the year of disposition. Any difference between the fair market value of the shares on the Purchase Date and the disposition price will be capital gain or loss, either short-term or long-term depending upon the employee’s holding period for the shares. In the event of a disposition within such period, the Company will be entitled to a deduction from income in the year of such disposition equal to the amount that the employee is required to report as ordinary compensation income.

Purchases Under the Plans

          The following table indicates shares purchased on the first two Purchase Dates in calendar 2010 by the Named Executive Officers, by all executive officers as a group and by all employees (excluding executive officers) as a group:

	1989 Plan		Foreign Sub Plan

	Shares Purchased (January 2010 and July 2010)		Shares Purchased (January 2010 and July 2010)

Name and Position	Dollar Value(1)	Number of Shares	Dollar Value(1)	Number of Shares

Walden C. Rhines Chairman & Chief Executive Officer	$21,443	4,835	$0	0

Gregory K. Hinckley President and Chief Financial Officer	$21,487	4,834	$0	0

L. Don Maulsby Senior Vice President, World Trade	$17,643	3,973	$0	0

Brian M. Derrick Vice President Corporate Marketing	$21,476	4,835	$0	0

Alan J. Friedman Vice President Human Resources	$0	0	$0	0

All Executive Officers (6 persons)	$82,050	18,477	$0	0

All Directors, excluding Executive Officers	$0	0	$0	0

All Employees, excluding Executive Officers	$15,152,033	3,456,239	$4,048,361	928,544

(1)	“Dollar Value” equals the difference between the price paid for shares purchased under the Plans and the fair market value of the shares on the date the shares were purchased.

Vote Required

          Adoption of Proposal No. 4 will require that the votes cast in favor of Proposal No. 4 at the Annual Meeting exceed the votes cast against Proposal No. 4. Abstentions and broker non-votes are counted to determine whether a quorum exists at the Annual Meeting but are not counted for, and have no effect on, the results of the vote on Proposal No. 4. All valid proxies on the WHITE proxy card will be voted FOR Proposal No. 4 unless a contrary choice is indicated.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED PROPOSAL NO. 4.
THE BOARD OF DIRECTORS RECOMMENDS ITS APPROVAL BY THE SHAREHOLDERS.

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM
(Proposal No. 5)

          The Audit Committee, comprised of independent members of the Board of Directors, has appointed KPMG LLP as the independent registered public accounting firm (the independent auditors) of the Company with respect to its operations for the fiscal year 2012 (ending January 31, 2012), subject to ratification by the Company’s shareholders. In taking this action, the Audit Committee considered carefully KPMG LLP’s performance for the Company in that capacity since its retention in 2002, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Representatives of KPMG LLP will be present at the Annual Meeting to make a statement if they desire to do so. They will also be available to answer appropriate questions from shareholders.

          Because the members of the Audit Committee value shareholders’ views on the Company’s independent auditors, there will be presented at the Annual Meeting a proposal for the ratification of the appointment of KPMG LLP. The Audit Committee believes ratification is advisable and in the best interests of the shareholders. If the appointment of KPMG LLP is not ratified, the matter of the appointment of independent auditors will be considered by the Audit Committee.

Vote Required

          Adoption of Proposal No. 5 will require that the votes cast in favor of Proposal No. 5 at the Annual Meeting exceed the votes cast against Proposal No 5. Abstentions and broker non-votes are counted to determine whether a quorum exists at the Annual Meeting but are not counted for, and have no effect on, the results of the vote on Proposal No. 5. All valid proxies on the WHITE proxy card will be voted FOR Proposal No. 5 unless a contrary choice is indicated.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED PROPOSAL NO. 5.
THE BOARD OF DIRECTORS RECOMMENDS ITS APPROVAL BY THE SHAREHOLDERS.

THE BUSINESS COMBINATION STATUTE PROPOSAL
(Proposal No. 6)

Company Proposal

          The Oregon Business Combination Statute, codified at Sections 825 through 845 of the Oregon Business Corporation Act, may, under certain circumstances, make it more difficult for a person who becomes an “interested shareholder” (defined generally as a person with 15 percent or more of a corporation’s outstanding voting stock) to effect a “business combination” (defined generally as mergers, consolidations, and certain other transactions, including sales, leases, or other dispositions of assets with an aggregate market value equal to 10 percent or more of the aggregate market value of the corporation) with the corporation for a three-year period following the time the shareholder became an “interested shareholder.” A corporation may, under certain circumstances, avoid the restrictions imposed by the Oregon Business Combination Statute. Moreover, a corporation’s articles of incorporation or bylaws may exclude a corporation from the restrictions imposed by the Oregon Business Combination Statute.

          On February 11, 2011, the Company received notice from the Icahn Entities of their intention to appear at the Annual Meeting, in person or by proxy, to present to the Company’s shareholders a proposal to opt out of the Oregon Business Combination Statute. The Board of Directors agrees that the Oregon Business Combination Statute may be perceived by shareholders as an anti-takeover measure that imposes costs and other obstacles on a potential bidder for the Company and may deprive shareholders of opportunities to realize takeover premiums for their shares. The Board of Directors believes that other statutory provisions, provisions of the Company’s articles of incorporation and other avenues available to the Board of Directors will adequately protect the interests of the Company and its shareholders against the acquisition of controlling share interests that are not approved by the Board of Directors. Therefore, the Board of Directors believes that it is in the best interest of the Company’s shareholders to opt out of the Oregon Business Combination Statute through an amendment to the Company’s bylaws.

For these reasons, the Board of Directors recommends approval of the following resolution:

“RESOLVED, that a new Article XI be added to the Corporation’s Bylaws as follows:

ARTICLE XI
BUSINESS COMBINATION STATUTE

          The corporation shall not be governed by Oregon statutes relating to business combinations with interested shareholders, ORS 60.825 to 60.845. Notwithstanding any other provisions of these bylaws, this Article XI may only be amended or repealed by a vote of the corporation’s shareholders in accordance with the Oregon Business Corporation Act, and not by the Board of Directors.”

          Pursuant to the Oregon Business Combination Statute, if this Proposal No. 6 is approved by the Company’s shareholders, the amendment to the bylaws will not be effective until 12 months after the date of such approval and will not apply to any business combination between the Company and any person who became an “interested shareholder” of the Company prior to the approval of the amendment.

Related Shareholder Proposal

          Since the Company’s proposal and the Icahn Entities’ proposal are identical, the Icahn Entities’ proposal is not separately enumerated in this Proxy Statement or on the enclosed proxy card.

Vote Required

          Adoption of Proposal No. 6 will require the affirmative vote of a majority of the shares entitled to vote. Abstentions and broker non-votes will have the same effect as votes against Proposal No. 6. All valid proxies on the WHITE proxy card will be voted FOR Proposal No. 6 unless a contrary choice is indicated.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED PROPOSAL NO. 6.
THE BOARD OF DIRECTORS RECOMMENDS ITS APPROVAL BY THE SHAREHOLDERS.

THE ICAHN CONTROL SHARE ACT PROPOSAL
(Proposal No. 7)

Shareholder Proposal

          On February 11, 2011, the Company received notice from the Icahn Entities, which together with Carl C. Icahn are the beneficial owners of 16,120,289 shares, or approximately 14.4%, of the Company’s outstanding Common Stock as of such date, of their intention to appear at the Annual Meeting, in person or by proxy, to present to the Company’s shareholders the following proposal to adopt a resolution that would add a new Article X to the Company’s bylaws to opt out of the Oregon Control Share Act (the “Icahn Control Share Act Proposal”):

                    “RESOLVED, that a new Article X be added to the Corporation’s Bylaws as follows:

ARTICLE X
CONTROL SHARE ACQUISITIONS

          The corporation shall not be subject to the Oregon Control Share Act, ORS 60.801 to 60.813. Notwithstanding any other provisions of these bylaws, this Article X may only be amended or repealed by a vote of the corporation’s shareholders in accordance with the Oregon Business Corporation Act, and not by the Board of Directors.”

Company Action/Recommendation

          Sections 801 through 816 of the Oregon Business Corporation Act, referred to as the Oregon Control Share Act, regulate the process by which a person may acquire control of an Oregon public corporation without the consent and cooperation of the corporation’s board of directors. An Oregon public corporation is subject to the Oregon Control Share Act if it has 100 or more shareholders, assets with a fair market value of at least $1 million within Oregon, and at least 10 percent of its shares are owned by Oregon residents. A corporation’s articles of incorporation or bylaws, however, may exclude the corporation from the provisions of the Oregon Control Share Act. The Oregon Control Share Act restricts the ability to vote shares of stock acquired in a transaction that causes the acquiring person to control at least one-fifth, one-third or one-half of the votes entitled to be cast in the election of directors. Shares acquired in a control share acquisition have no voting rights except as authorized by a vote of the shareholders.

          On March 14, 2011, the Board of Directors adopted a bylaw identical to this proposal. Therefore, the above provision is now part of our bylaws and will continue to be part of our bylaws regardless of the outcome of the vote on this proposal. Accordingly, the Board of Directors recommends that the shareholders vote AGAINST the Icahn Control Share Act Proposal (Proposal No. 7).

Vote Required

          Adoption of Proposal No. 7 will require that the votes cast in favor of Proposal No. 7 at the Annual Meeting exceed the votes cast against Proposal No. 7. Abstentions and broker non-votes are counted to determine whether a quorum exists at the Annual Meeting but are not counted for, and have no effect on, the results of the vote on Proposal No. 7. All valid proxies on the WHITE proxy card will be voted AGAINST Proposal No. 7 unless a contrary choice is indicated.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY REJECTED PROPOSAL NO. 7.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL NO. 7 BY THE SHAREHOLDERS.

THE ICAHN BOARD PROPOSAL
(Proposal No. 8)

Shareholder Proposal

          On February 11, 2011, the Company received notice from the Icahn Entities, which together with Carl C. Icahn are the beneficial owners of 16,120,289 shares, or approximately 14.4%, of the Company’s outstanding Common Stock as of such date, of their intention to appear at the Annual Meeting, in person or by proxy, to present to the Company’s shareholders the following proposal to amend the Company’s bylaws by removing the ability of the Board of Directors to amend or repeal the provisions relating to the number of directors on the Board, the term of each director and the qualification of each director (the “Icahn Board Proposal”):

          “RESOLVED, that Article II, Section 2.2 of the Bylaws of the Corporation, or any successor or alternative bylaw or bylaws governing the number and term of directors of the Corporation, be amended to read in its entirety as follows:

2.2       Number, Term and Qualification. The number of directors of the corporation shall be set by resolution of the Board or action of the corporation’s shareholders, and the number of directors shall be not less than 5 or more than 9. Each director shall hold office until the next annual meeting of shareholders and until his or her successor shall have been elected and qualified. Directors need not be residents of the State of Oregon or shareholders of the corporation. Notwithstanding any other provisions of these bylaws, this Section 2.2 may only be amended or repealed by a vote of the corporation’s shareholders, and not by the Board of Directors.

RESOLVED FURTHER, that this proposal shall be deemed to repeal any bylaw that is inconsistent with the intent of the foregoing resolution, which is to require the annual election of all directors.”

Company Action/Recommendation

          Prior to March 14, 2011, the bylaws of the Company fixed the number of directors on the Board at between 5 and 9 and allowed the Board of Directors to make certain changes in Board composition by resolution or by amendment to the bylaws, including such changes as would increase or decrease the number of directors that may serve on the Board, alter the frequency of elections of directors and alter the qualification requirements for directors. While the Board of Directors believes that, as a matter of corporate governance, the shareholders of the Company should have the ability to vote on certain changes to the number, term and qualification of directors before such changes are undertaken, the Board of Directors also believes that the Board should have the flexibility between annual meetings of shareholders to add a single director position without prior shareholder approval if it determines that such addition would be in the best interests of the Company and its shareholders. Recruiting qualified candidates is a challenging and time-consuming process and the Board believes that it is in the best interests of the Company’s shareholders that the Board be able to add a well-qualified and appropriate candidate when such a candidate becomes available rather than wait until the next annual meeting of shareholders for shareholder approval.

          Therefore, on March 14, 2011, the Board of Directors adopted a bylaw concerning these issues. The Board of Directors believes that the new bylaw prevents the Board from making material additions to the number of directors without shareholder approval, but retains the flexibility of the Board to add a well-qualified and appropriate candidate when such a candidate becomes available. The bylaw adopted by the Board of Directors is as follows:

2.2       Number, Term and Qualification. The number of directors of the corporation shall be set by resolution of the Board or action of the corporation’s shareholders, and the number of directors shall be not less than 5; provided, however, that the Board may not increase the number of directors by more than one director between any two annual meetings of shareholders and such number shall not be greater than 9 prior to the annual meeting of shareholders occurring in calendar year 2011. Each director shall hold office until the next annual meeting of shareholders and until his or her successor shall have been elected and qualified. Directors need not be residents of the State of Oregon or shareholders of the corporation. Notwithstanding any other provisions of these bylaws, this Section 2.2 may only be amended or repealed by a vote of the corporation’s shareholders, and not by the Board of Directors.

          For these reasons, the Board of Directors recommends that the shareholders vote AGAINST the Icahn Board Proposal (Proposal No. 8).

Vote Required

          Adoption of Proposal No. 8 will require that the votes cast in favor of Proposal No. 8 at the Annual Meeting exceed the votes cast against Proposal No. 8. Abstentions and broker non-votes are counted to determine whether a quorum exists at the Annual Meeting but are not counted for, and have no effect on, the results of the vote on Proposal No. 8. All valid proxies on the WHITE proxy card will be voted AGAINST Proposal No. 8 unless a contrary choice is indicated.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY REJECTED PROPOSAL NO. 8.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL NO. 8 BY THE SHAREHOLDERS.

THE ICAHN SPECIAL MEETING PROPOSAL
(Proposal No. 9)

Shareholder Proposal

          On February 11, 2011, the Company received notice from the Icahn Entities, which together with Carl C. Icahn are the beneficial owners of 16,120,289 shares, or approximately 14.4%, of the Company’s outstanding Common Stock as of such date, of their intention to appear at the Annual Meeting, in person or by proxy, to present to the Company’s shareholders the following proposal to amend the Company’s bylaws to permit the holders of one-tenth of the outstanding shares to call a special meeting of shareholders at any time and as frequently as they choose (the “Icahn Special Meeting Proposal”):

“RESOLVED, that Article I, Section 1.2 of the Bylaws of the Corporation be amended to read in its entirety as follows:

1.2       Special Meetings. Special meetings of the shareholders may be called by the Chief Executive Officer or by the Board of Directors, and shall be called by the Chief Executive Officer or the Board of Directors at the request of the holders of not less than one-tenth of all the votes entitled to be cast on any issue proposed to be considered at the meeting. A demand by shareholders to hold a special meeting shall be signed, dated and delivered to the Secretary, and shall set forth (i) the business to be acted on at the special meeting and include the information specified in Section 1.12(a) of these bylaws for business other than nominations for election as directors (as if the meeting were an annual meeting of shareholders) and (ii) the information specified in Section 1.12(b)(2) of these bylaws for nominations brought before a special meeting by a shareholder pursuant to Section 1.12(b)(1)(ii) of these bylaws. The Board of Directors or the Chief Executive Officer shall have the sole power to determine the place, time and date for any special meeting of shareholders, and to set a record date for the determination of shareholders entitled to vote at such meeting in the manner set forth in Section 1.6 of these bylaws. Following such determination, it shall be the duty of the secretary to cause notice to be given to the shareholders entitled to vote at such meeting, in the manner set forth in Section 1.4 hereof, that a meeting will be held at the place, time and date so determined by the Board of Directors or the Chief Executive Officer. Notwithstanding any other provisions of these bylaws, this Section 1.2 may only be amended or repealed by a vote of the corporation’s shareholders, and not by the Board of Directors.”

Company Action/Recommendation

          Prior to March 14, 2011, the bylaws of the Company allowed for special meetings of the shareholders to be called only by the Chief Executive Officer or by the Board of Directors. The Board of Directors believes that there are occasions where a significant minority of shareholders should have the ability to call a special meeting when a matter is sufficiently important to merit prompt consideration. However, special meetings can be disruptive to a company’s operations and extremely expensive and time consuming. Because of these burdens and costs to the Company, the Board of Directors believes that special shareholder meetings should be extraordinary events that occur only on limited occasions when a significant percentage of the shareholders agree there are extremely pressing matters that must be addressed before the next annual meeting of shareholders. The Board of Directors believes that it is not in the best interests of the Company and our shareholders for the holders of a relatively small number of shares, such as the Icahn Entities, to be able to cause the expense and disruption arising from calling a special meeting at any time, for whatever individual purposes they may have and as frequently as that minority chooses.

          Therefore, on March 14, 2011, the Board of Directors adopted the following bylaw which the Board believes strikes the appropriate balance between giving a significant minority of shareholders the ability to call special meetings to vote on important matters that arise between annual meetings of shareholders and protecting the resources of the Company and the interests of all shareholders by limiting such right to the holders of one-third of all shares entitled to vote at the meeting and limiting the frequency and time period during which such a meeting may be called:

1.2       Special Meetings. Special meetings of the shareholders may be called by the Chief Executive Officer or by the Board of Directors, and shall be called by the Chief Executive Officer or the Board of Directors at the request of the holders of not less than one-third of all the votes entitled to be cast on any issue proposed to be considered at the meeting; provided, however, that the obligation of the Chief Executive Officer or the Board of Directors to call a special meeting at the request of shareholders shall be limited to one special meeting between any two annual meetings to be held on a date at least 60 days after the immediately preceding annual meeting and at least 120 days before the first anniversary of the immediately preceding annual meeting. A demand by shareholders to hold a special meeting shall be signed, dated and delivered to the Secretary, and shall set forth (i) the business to be acted on at the special meeting (which must be a proper matter for shareholder action) and include the information specified in Section 1.12(a) of these bylaws for business other than nominations for election as directors (as if the meeting were an annual meeting of shareholders) and (ii) the information specified in Section 1.12(b)(2) of these bylaws for nominations brought before a special meeting by a shareholder pursuant to Section 1.12(b)(1)(ii) of these bylaws. The Board of Directors or the Chief Executive Officer shall have the sole power to determine the place, time and date for any special meeting of shareholders, and to set a record date for the determination of shareholders entitled to vote at such meeting in the manner set forth in Section 1.6 of these bylaws. Following such determination, it shall be the duty of the secretary to cause notice to be given to the shareholders entitled to vote at such meeting, in the manner set forth in Section 1.4 hereof, that a meeting will be held at the place, time and date so determined by the Board of Directors or the Chief Executive Officer. Notwithstanding any other provisions of these bylaws, this Section 1.2 may only be amended or repealed by a vote of the corporation’s shareholders, and not by the Board of Directors.

          For these reasons, the Board of Directors recommends that the shareholders vote AGAINST the Icahn Special Meeting Proposal (Proposal No. 9).

Vote Required

          Adoption of Proposal No. 9 will require that the votes cast in favor of Proposal No. 9 at the Annual Meeting exceed the votes cast against Proposal No. 9. Abstentions and broker non-votes are counted to determine whether a quorum exists at the Annual Meeting but are not counted for, and have no effect on, the results of the vote on Proposal No. 9. All valid proxies on the WHITE proxy card will be voted AGAINST Proposal No. 9 unless a contrary choice is indicated.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY REJECTED PROPOSAL NO. 9.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL NO. 9 BY THE SHAREHOLDERS.

THE ICAHN BYLAW REPEAL PROPOSAL
(Proposal No. 10)

Shareholder Proposal

          On February 11, 2011, the Company received notice from the Icahn Entities, which together with Carl C. Icahn are the beneficial owners of 16,120,289 shares, or approximately 14.4%, of the Company’s outstanding Common Stock as of such date, of their intention to appear at the Annual Meeting, in person or by proxy, to present to the Company’s shareholders the following proposal to adopt a resolution that would repeal any provision of the Company’s bylaws in effect at the time of the Annual Meeting that was not included in the Company’s bylaws in effect as of January 1, 2010, as publicly filed with the Securities and Exchange Commission on December 15, 2009, and is inconsistent with any of the foregoing Icahn proposals that are approved by the shareholders at the Annual Meeting (the “Icahn Bylaw Repeal Proposal”):

          “RESOLVED, that any provision of the Bylaws of Mentor Graphics Corporation as of the effectiveness of this resolution that was not included in the Bylaws, effective as of January 1, 2010, as publicly filed with the Securities and Exchange Commission on December 15, 2009, and is inconsistent with any of the foregoing proposals approved by shareholders at the Annual Meeting, be and hereby are repealed.”

Company Action/Recommendation

          The Board of Directors has already implemented certain bylaw provisions and proposed for adoption certain other new bylaw provisions that address many of the issues raised in the Icahn Entities’ proposals which the Board of Directors believes are in the best interests of the Company and our shareholders. For this reason, the Board of Directors recommends that the shareholders vote AGAINST the Icahn Bylaw Repeal Proposal (Proposal No. 10).

Vote Required

          Adoption of Proposal No. 10 will require that the votes cast in favor of Proposal No. 10 at the Annual Meeting exceed the votes cast against Proposal No. 10. Abstentions and broker non-votes are counted to determine whether a quorum exists at the Annual Meeting but are not counted for, and have no effect on, the results of the vote on Proposal No. 10. All valid proxies on the WHITE proxy card will be voted AGAINST Proposal No. 10 unless a contrary choice is indicated.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY REJECTED PROPOSAL NO. 10.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL NO. 10 BY THE SHAREHOLDERS.

REPORT OF THE BOARD OF DIRECTORS’ AUDIT COMMITTEE

          In discharging its responsibilities, the Audit Committee met with management and the Company’s independent auditors, KPMG LLP, to review and discuss the Company’s audited financial statements including management’s annual assessment of and report on internal control over financial reporting. We discussed with KPMG and the Company’s internal auditors the overall scope and plans of their audits. We met with KPMG, with and without management present, to discuss results of its examinations, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee discussed and reviewed with its independent auditors all matters that the independent auditors were required to communicate and discuss with the Audit Committee under applicable auditing standards, including those described in Statement on Auditing Standards No. 61, as amended. The Audit Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent auditors’ communications with the audit committee concerning independence, and has discussed with KPMG matters related to its independence, including a review of both audit and non-audit fees, and considered the compatibility of non-audit services with KPMG’s independence.

          Based on its review and discussions with management and the Company’s independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2011.

AUDIT COMMITTEE

Patrick B. McManus, Chair
Marsha B. Congdon
James R. Fiebiger
Sir Peter L. Bonfield

INDEPENDENT AUDITORS

          The aggregate fees billed by KPMG LLP and/or accrued by the Company for the audit and other professional services rendered in fiscal year 2010 and fiscal year 2011 were as follows:

	FY2010	FY2011

Audit Fees(1)	$2,230,852	$2,459,212
Audit-Related Fees(2)	$1,500	$10,537
Tax Fees(3)	$758,000	$883,433
All Other Fees	$0	$0

(1)

Audit Fees represent fees for services performed in connection with the audit of the Company’s financial statements. Services include review of related 10-Qs and 10-Ks, the audit of internal control over financial reporting for purposes of issuing an opinion, attendance at Audit Committee meetings at which matters related to the reviews or audit were discussed, consultation on matters that arose during or as a result of a review or audit, preparation of “management letters”, the audit of the income tax provision and, the audit of purchase accounting for mergers and acquisitions. Audit Fees also include fees for statutory audit services, comfort letters and consents to SEC filings associated with acquisitions.

(2)	Audit-Related Fees are other audit related fees.

(3)	Tax Fees represent fees for preparation and review of income tax returns, assistance with audits by taxing jurisdictions and tax consulting services provided regarding accounting and tax issues.

          The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services, the nature of the fee arrangement, and is generally subject to a specific budget. Management periodically reports to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve all services performed by the Company’s independent auditors, provided that the Chair and management report any decision to pre-approve such services to the full Audit Committee at its next regular meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership with the SEC). Executive officers, directors and beneficial owners of more than 10% of the Common Stock are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with in fiscal year 2011, except that L. Don Maulsby had one late report with 11 late transactions and Dean Freed had one late report with 3 late transactions.

ETHICS POLICIES

          The Company has had a code of conduct in place for several years, which it refers to as its Standards of Business Conduct. Under the Standards of Business Conduct, all employees including executives and officers of the Company are to perform their work guided by the Company’s corporate value of “Win, Ethically.” The Standards of Business Conduct set forth worldwide standards of conduct for the Company’s business environment that include compliance with laws and contractual requirements, avoiding conflicts of interest, integrity in financial reporting, conducting business in an honest and ethical manner and otherwise acting with integrity and in the Company’s best interest. The Chair of the Audit Committee of the Board of Directors and the Company’s General Counsel are the Company’s Compliance Officers for the Standards of Business Conduct and employees are encouraged to ask questions or bring potential violations to the attention of either of the Compliance Officers. The Company has a “no retaliation” policy for employees who conscientiously and thoughtfully report possible illegal or unethical situations to the Compliance Officers.

          The Company also has a Director Code of Ethics. This Code of Ethics is intended to promote honest and ethical conduct, full and accurate reporting and compliance with laws by the Company’s directors. Copies of the Company’s Standards of Business Conduct and Code of Ethics are posted on the Company’s website at www.mentor.com/company. Disclosures regarding amendments to the Standards of Business Conduct and the Code of Ethics will also be provided on the Company’s website.

DIRECTIONS TO THE ANNUAL MEETING

          The Annual Meeting will be held at [          ]. [          ]

MANNER AND COST OF PROXY SOLICITATION

          The Company will pay for the entire cost of soliciting proxies pursuant to this Proxy Statement. The Company estimates that the total expenditures relating to the Company’s current proxy solicitation (other than salaries and wages of officers and employees) will be approximately $[              ], of which approximately $[               ] has been incurred as of the date hereof. In addition to solicitation by mail, our directors, executive officers and employees identified on Exhibit B may, without additional compensation, solicit proxies by mail, in person or by telephone or other electronic means.

          The Company has retained MacKenzie Partners, Inc. (“MacKenzie”) to assist in soliciting proxies from brokers and nominees for the Annual Meeting at an estimated cost of $[            ] plus out-of-pocket expenses. MacKenzie has advised the Company that approximately [     ] of its employees will be involved in the proxy solicitation by MacKenzie on behalf of the Company. In addition, we have agreed to indemnify MacKenzie against certain liabilities arising out of or in connection with its engagement.

          The Company has also retained Joele Frank, Wilkinson Brimmer Katcher (“Joele Frank”) as its public relations advisor in connection with the proxy solicitation. We have agreed to pay the customary compensation for such services and to reimburse Joele Frank for its out-of-pocket expenses arising out of or in connection with the engagement. Joele Frank has advised the Company that approximately 6 of its employees will be involved in the proxy solicitation on behalf of the Company. We have also agreed to indemnify Joele Frank against certain liabilities arising out of or in connection with its engagement.

          In addition, the Company may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material. The Company will furnish copies of solicitation material to such brokerage houses and other representatives.

HOUSEHOLDING

          Householding is a procedure under which shareholders who have the same address and last name receive only one copy of a company’s proxy statement and annual report from a company, bank, broker or other nominee, unless one or more of these shareholders notifies the company, bank, broker or other nominee that they wish to continue to receive individual copies. At the present time, we do not “household” for any of our shareholders of record. However, if you hold shares in street name, your bank, broker or other nominee may be delivering only one copy of this Proxy Statement and our Annual Report/Form 10-K to multiple shareholders of the same household who share the same address, and may continue to do so, unless your bank, broker or other nominee has received contrary instructions from one or more of the affected shareholders in the household.

          If you received only a single set of proxy materials and would like to receive a separate set of materials, follow the instructions described below and we will deliver another set to you promptly. Similarly, if you share an address with another shareholder(s) and you would like to request to receive only a single set of our annual disclosure documents in the future, follow the instructions below:

1. If your shares are registered in your own name, please write or call us at the following address or telephone number: Mentor Graphics Corporation, 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777, Attention: Investor Relations, telephone (503) 685-1462.

2. If a bank, broker or other nominee holds your shares in street name, please contact your bank, broker or other nominee directly.

DISCRETIONARY AUTHORITY

          While the Notice of Annual Meeting of Shareholders provides for transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to in this Proxy Statement. However, the enclosed proxy gives discretionary authority in the event any other matters should be presented.

SHAREHOLDER PROPOSALS

          The Company’s bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at any meeting of shareholders. The bylaws prescribe the information to be contained in any such notice. For any shareholder proposal or nomination to be considered at the 2012 Annual Meeting of Shareholders, the shareholder’s notice must be received at the Company’s principal executive office no later than February 12, 2012. In addition, SEC rules require that any shareholder proposal to be considered for inclusion in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders must be received at the Company’s principal executive office no later than December [    ], 2011.

By Order of the Board of Directors

Dean Freed
Vice President, General Counsel
and Secretary

[ ], 2011

EXHIBIT A

DISCLOSURES REGARDING FORWARD-LOOKING STATEMENTS
AND
NON-GAAP FINANCIAL MEASURES

Forward-Looking Statements

     Statements in this Proxy Statement regarding the Company’s guidance for future periods constitute “forward-looking” statements based on current expectations within the meaning of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: (i) weakness or recession in the US, EU, Japan or other economies; (ii) the Company’s ability to successfully offer products and services that compete in the highly competitive EDA industry; (iii) product bundling or discounting of products and services by competitors, which could force the Company to lower its prices or offer other more favorable terms to customers; (iv) possible delayed or canceled customer orders, a loss of key personnel or other consequences resulting from the business disruption and uncertainty of prolonged proxy fights, offers to purchase the Company’s securities or other actions of activist shareholders; (v) effects of the increasing volatility of foreign currency fluctuations on the Company’s business and operating results; (vi) changes in accounting or reporting rules or interpretations; (vii) the impact of tax audits by the IRS or other taxing authorities, or changes in the tax laws, regulations or enforcement practices where the Company does business; (viii) effects of unanticipated shifts in product mix on gross margin; and (ix) effects of customer seasonal purchasing patterns and the timing of significant orders, which may negatively or positively impact the Company’s quarterly results of operations, all as may be discussed in more detail under the heading “Risk Factors” in the Company’s most recent Form 10-K or Form 10-Q. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. In addition, statements regarding guidance do not reflect potential impacts of mergers or acquisitions that have not been announced or closed as of the time the statements are made. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Discussion of Non-GAAP Financial Measures

     The Company’s management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted gross margin, operating margin, net income (loss), and earnings (loss) per share which we refer to as non-GAAP gross margin, operating margin, net income (loss), and earnings (loss) per share, respectively. These non-GAAP measures are derived from the revenues of our product, maintenance, and services business operations and the costs directly related to the generation of those revenues, such as cost of revenue, research and development, sales and marketing, and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. These non-GAAP measures exclude amortization of intangible assets, special charges, equity plan-related compensation expenses and charges, interest expense attributable to net retirement premiums or discounts on the early retirement of debt and associated debt issuance costs, interest expense associated with the amortization of debt discount and premium on convertible debt, impairment of long-lived assets, impairment of cost method investments, and the equity in income or losses of unconsolidated entities (except Frontline P.C.B Solutions Limited Partnership (Frontline)), which management does not consider reflective of our core operating business.

          Identified intangible assets consist primarily of purchased technology, backlog, trade names, customer relationships, and employment agreements. Special charges primarily consist of costs incurred for employee terminations due to a reduction of personnel resources driven by modifications of business strategy or business emphasis. Special charges may also include expenses incurred related to potential acquisitions, abandonment of in-process research and development, excess facility costs, asset-related charges, post-acquisition rebalance costs and restructuring costs, including severance and benefits. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options. For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income (loss) is adjusted by the amount of additional tax expense or benefit that we would accrue using the normalized effective tax rate described below applied to the non-GAAP results.

          Management excludes from our non-GAAP measures certain recurring items to facilitate its review of the comparability of our core operating performance on a period-to-period basis because such items are not related to our ongoing core operating performance as viewed by management. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Management uses this view of our operating performance for purposes of comparison with our business plan and individual operating budgets and allocation of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically, management adjusts for the excluded items for the following reasons:

•

Amortization charges for our intangible assets are excluded as they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of our acquisition transactions. We therefore consider our operating results without these charges when evaluating our core performance. Generally, the most significant impact to inter-period comparability of our net income (loss) is in the first twelve months following an acquisition.

•

Special charges are incurred based on the particular facts and circumstances of acquisition and restructuring decisions and can vary in size and frequency. These charges are excluded as they are not ordinarily included in our annual operating plan and related budget due to the unpredictability of economic trends and the rapidly changing technology and competitive environment in our industry. We therefore exclude them when evaluating our managers’ performance internally.

•	We view equity plan-related compensation as a key element of our employee retention and long-term incentives, not as an expense that we use in evaluating core operations in any given period.

•

Interest expense attributable to net retirement premiums or discounts on the early retirement of debt, the write-off of associated debt issuance costs and the amortization of the debt discount and premium on convertible debt are excluded. Management does not consider these charges as a part of our core operating performance. The early retirement of debt and the associated debt issuance costs are not included in our annual operating plan and related budget due to unpredictability of market conditions which could facilitate an early retirement of debt. We do not consider the amortization of the debt discount and premium on convertible debt to be a direct cost of operations.

•

Impairment of cost method investments can occur when the fair value of the investment is less than its cost. This can occur when there is a significant deterioration in the investee’s earnings performance, significant adverse changes in the general market conditions of the industry in which the investee operates, or indications that the investee may no longer be able to conduct business. These charges are inconsistent in amount and frequency. We therefore consider our operating results without these charges when evaluating our core performance.

•

Equity in earnings or losses of unconsolidated subsidiaries, with the exception of our investment in Frontline, represents the net income (losses) in an investment accounted for under the equity method. The amounts represent our equity in the net income (losses) of a common stock investment. The carrying amount of our investment is adjusted for our share of earnings or losses of the investee. The amounts are excluded as we do not control the results of operations for these investments, we do not participate in regular and periodic operating activities and management does not consider these businesses a part of our core operating performance.

•

In connection with the Company’s acquisition of Valor on March 18, 2010, we also acquired Valor’s 50% interest in Frontline, a joint venture. We report our equity in the earnings or losses of Frontline within operating income. We actively participate in regular and periodic activities such as budgeting, business planning, marketing and direction of research and development projects. Accordingly, we do not exclude our share of Frontline’s earnings or losses from our non-GAAP results as management considers the joint venture to be core to our operating performance.

•

Income tax expense (benefit) is adjusted by the amount of additional tax expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration our long-term tax structure. We use a normalized effective tax rate of 17%, which reflects the weighted average tax rate applicable under the various jurisdictions in which we operate. This non-GAAP tax rate eliminates the effects of non-recurring and period specific items which are often attributable to acquisition decisions and can vary in size and frequency and considers our US loss carryforwards that have not been previously benefited. This rate is subject to change over time for various reasons, including changes in the geographic business mix and changes in statutory tax rates. Our GAAP tax rate for the fiscal year ended January 31, 2011 was 11%. The GAAP tax rate considers certain mandatory and other non-scalable tax costs which may adversely or beneficially affect our tax rate depending upon our level of profitability in various jurisdictions.

          In certain instances our GAAP results of operations may not be profitable when our corresponding non-GAAP results are profitable or vice versa. The number of shares on which our non-GAAP earnings per share is calculated may therefore differ from the GAAP presentation due to the anti-dilutive effect of stock options in a loss situation.

          Non-GAAP gross margin, operating margin, and net income (loss) are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. Moreover, they should not be considered as an alternative to any performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. We present non-GAAP gross margin, operating margin, and net income (loss) because we consider them to be important supplemental measures of our operating performance and profitability trends, and because we believe they give investors useful information on period-to-period performance as evaluated by management. Non-GAAP net income (loss) also facilitates comparison with other companies in our industry, which use similar financial measures to supplement their GAAP results. Non-GAAP net income (loss) has limitations as an analytical tool, and therefore should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In the future we expect to continue to incur expenses similar to the non-GAAP adjustments described above and exclusion of these items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring. Some of the limitations in relying on non-GAAP net income (loss) are:

•

Amortization of intangibles represents the loss in value as the technology in our industry evolves, is advanced, or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income (loss) presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.

•

We regularly engage in acquisition and assimilation activities as part of our ongoing business and regularly evaluate our businesses to determine whether any operations should be eliminated or curtailed. We therefore will continue to experience special charges on a regular basis. These costs also directly impact our available funds.

•

We perform impairment analyses on cost method investments when triggering events occur and adjust the carrying value of assets when we determine it to be necessary. Impairment charges could therefore be incurred in any period.

•	Our stock option and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results.

•

Our income tax expense (benefit) will be ultimately based on our GAAP taxable income and actual tax rates in effect, which often differ significantly from the 17% rate assumed in our non- GAAP presentation. In addition, if we have a GAAP loss and non-GAAP net income, our non-GAAP results will not reflect any projected GAAP tax benefits. Similarly, in the event we were to have GAAP net income and a non-GAAP loss, our GAAP tax expense would be replaced by a credit in our non-GAAP presentation.

•	Other companies, including other companies in our industry, calculate non-GAAP net income (loss) differently than we do, limiting its usefulness as a comparative measure.

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP EARNINGS PER SHARE
(In thousands, except earnings per share data)

	Year ended January 31,
	2011	2010

GAAP net income (loss)	$27,140	$(21,889)
Non-GAAP adjustments:
Equity plan-related compensation: (1)
Cost of revenues	888	1,618
Research and development	7,939	10,931
Marketing and selling	6,112	8,406
General and administration	7,016	5,204
Acquisition - related items:
Amortization of purchased assets
Cost of revenues (2)	13,771	12,012
Amortization of intangible assets (3)	7,347	11,184
Frontline purchased technology and intangible assets (4)	4,347	—
Special charges (5)	10,257	21,334
Other expense, net (6)	938	1,108
Interest expense (7)	3,326	2,410
Non-GAAP income tax effects (8)	(12,298)	(7,028)

Total of non-GAAP adjustments	49,643	67,179

Non-GAAP net income	$76,783	$45,290

GAAP weighted average shares (diluted)	109,861	96,474
Non-GAAP adjustment	—	1,901

Non-GAAP weighted average shares (diluted)[a]	109,861	98,375

GAAP net income (loss) per share (diluted)	$0.25	$(0.23)
Non-GAAP adjustments detailed above	0.45	0.70

Non-GAAP net income per share (diluted)[a]	$0.70	$0.47

[a]

Diluted non-GAAP net income per share for the twelve months ended January 31, 2010 includes $633 of convertible debt interest, net of tax, added back to non-GAAP net income and 1,415 of corresponding dilutive shares added to the diluted weighted average number of shares outstanding.

(1)	Equity plan-related compensation expense.
(2)	Amount represents amortization of purchased technology resulting from acquisitions. Purchased intangible assets are amortized over two to five years.
(3)

Other identified intangible assets are amortized to other operating expense over two to five years. Other identified intangible assets include trade names, employment agreements, customer relationships, and deferred compensation which are the result of acquisition transactions.

(4)

Amount represents amortization of purchased technology and other identified intangible assets identified as part of the fair value of the Frontline P.C.B. Solutions Limited Partnership (Frontline) investment. Mentor acquired a 50% joint venture in Frontline as a result of the Valor Computerized Systems, Ltd. acquisition in the first quarter of fiscal 2011. The purchased technology will be amortized over three years, other identified intangible assets will be amortized over three to four years, and are reflected in the income statement in the equity in earnings of Frontline results. This expense is the same type as being adjusted for in notes (2) and (3) above.

(5)

Twelve months ended January 31, 2011: Special charges consist of (i) $6,114 of costs incurred for employee rebalances which includes severance benefits, notice pay, and outplacement services, (ii) $2,083 in advisory fees, (iii) $1,432 in lease restoration costs, (iv) $900 related to the abandonment of excess leased facility space, (v) $(566) related to a casualty loss, (vi) $360 related to an asset abandonment, (vii) $(231) in acquisition costs, and (viii) $165 in other costs.

Twelve months ended January 31, 2010: Special charges consist of (i) $10,713 of costs incurred for employee rebalances which includes severance benefits, notice pay, and outplacement services, (ii) $4,700 in advisory fees, (iii) $2,530 related to the abandonment of excess leased facility space, (iv) $2,067 in acquisition costs, (v) $566 related to a casualty loss, (vi) $405 related to an asset abandonment, (vii) $302 in lease restoration costs, and (viii) $51 in other costs.

(6)	Twelve months ended January 31, 2011 : Loss of $938 on investment accounted for under the equity method of accounting.

Twelve months ended January 31, 2010 : Other expense, net consists of: (i) loss of $995 on investment accounted for under the equity method of accounting and (ii) an impairment of $113 for an investment accounted for under the cost method.

(7)	Twelve months ended January 31, 2011 : $2,981 in amortization of original issuance debt discount and premiums and $345 in premium on partial redemption of the $110.0M convertible debt.

Twelve months ended January 31, 2010 : $2,764 in amortization of original issuance debt discount and $(354) in discounts and unamortized debt costs related to a partial redemption of the $110.0M convertible debt.

(8)	Non-GAAP income tax expense adjustment reflects the application of our assumed normalized effective 17% tax rate, instead of our GAAP tax rate, to our non-GAAP pre-tax income.

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP OPERATING INCOME AS A PERCENTAGE OF REVENUES
(In thousands, except percentages)

	Year ended January 31,
	2011	2010

GAAP operating income (loss)	$51,095	$(1,167)
Reconciling items to non-GAAP operating income
Amortization of Frontline purchased technology and other identified intangible assets	4,347	—
Equity plan-related compensation	21,955	26,159
Amortization of purchased intangible assets:
Cost of revenues	13,771	12,012
Amortization of intangible assets	7,347	11,184
Special Charges	10,257	21,334

Non-GAAP operating income	$108,772	$69,522

GAAP operating income (loss) as a percent of total revenues	6%	0%
Non-GAAP adjustments detailed above	6%	9%

Non-GAAP operating income as a percent of total revenues	12%	9%

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP
EARNINGS PER SHARE GUIDANCE

The following table reconciles management’s estimates of the specific items excluded from GAAP in the calculation of expected non-GAAP earnings per share for the periods shown below:

FY12

Diluted GAAP net income per share	$0.77
Non-GAAP Adjustments:
Amortization of purchased intangible assets (1)	0.08
Amortization of other identified intangible assets (2)	0.09
Equity plan-related compensation (3)	0.17
Special charges (4)	—
Other expense, net and interest expense (5)	0.03
Non-GAAP income tax effects (6)	(0.14)

Non-GAAP net income per share	$1.00

(1)

Excludes amortization of purchased intangible assets resulting from acquisition transactions. Purchased intangible assets are amortized over two to five years. The guidance for Full Year FY12 assumes no additional acquisitions.

(2)

Excludes amortization of other identified intangible assets including trade names, employment agreements, customer relationships, and deferred compensation resulting from acquisition transactions. Other identified intangible assets are amortized over two to five years. The guidance for Full Year FY12 assumes no additional acquisitions.

(3)	Excludes equity plan-related compensation expense.

(4)

Excludes special charges consisting primarily of costs incurred for facility closures, employee rebalances (which includes severance benefits, notice pay and outplacement services), and acquisition costs. The guidance for Full Year FY12 assumes no special charges.

(5)	Reflects amortization of original issuance debt discount and premium, net.

(6)	Non-GAAP income tax expense adjustment reflects the application of our assumed normalized effective 17% tax rate, instead of our GAAP tax rate, to our non-GAAP pre-tax income.

EXHIBIT B

INFORMATION CONCERNING PARTICIPANTS
IN THE COMPANY’S SOLICITATION OF PROXIES

          The following tables (“Directors and Nominees” and “Officers and Employees”) set forth the name, principal business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of our directors, nominees, officers and employees who, under the rules of the SEC, are considered to be “participants” in our solicitation of proxies from our shareholders in connection with our Annual Meeting.

Directors and Nominees

          The principal occupations of our directors and nominees who are considered “participants” in our solicitation are set forth under the section above titled “Election of Directors” in this Proxy Statement. The name and business addresses of the organization of employment of our directors and nominees are as follows:

Name	Business Address

Walden C. Rhines	*

Gregory K. Hinckley	*

Sir Peter L. Bonfield	*

Marsha B. Congdon	*

James R. Fiebiger	*

Kevin C. McDonough	*

Patrick B. McManus	*

Fontaine K. Richardson	*

*	c/o Mentor Graphics Corporation
8005 S.W. Boeckman Road
Wilsonville, Oregon 97070-7777

Officers and Employees

          The principal occupations of our executive officers and employees who are considered “participants” in our solicitation of proxies are set forth below. The principal occupation refers to such person’s position with us, and the business address is c/o Mentor Graphics Corporation, 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777.

Name	Principal Occupation

Walden C. Rhines	Chief Executive Officer
Gregory K. Hinckley	President and Chief Financial Officer
Dean M. Freed	Vice President, General Counsel and Secretary
Joseph L. Reinhart	Director of Investor Relations and Corporate Development

Information Regarding Ownership of the Company’s Securities by Participants

          The shares of our stock beneficially owned or held as of March 11, 2011 by the persons listed above under “Directors and Nominees” are set forth in the section above titled “Election of Directors” in this Proxy Statement (including Dr. Rhines and Mr. Hinckley).

          Mr. Freed is the beneficial owner, as of March 11, 2011, of 210,995 shares of our common stock, including 180,566 shares subject to options exercisable within 60 days.

          Mr. Reinhart is the beneficial owner, as of March 11, 2011, of 28,397 shares of our common stock, including 19,458 shares subject to options exercisable within 60 days.

Information Regarding Transactions in the Company’s Securities by Participants

          The following table sets forth all transactions that may be deemed purchases and sales of shares of our common stock by the individuals who are considered “participants” between March 11, 2009 and March 11, 2011. Except as described in this Exhibit B or this Proxy Statement, shares of our common stock owned of record by each participant are also beneficially owned by such participant. Unless otherwise indicated, all transactions were in the public market and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Date	# of Shares	Transaction Footnote

Walden C. Rhines	07/01/2009	1,501	(4)
	08/27/2009	30,388	(3)
	08/27/2009	30,388	(5)
	12/22/2009	80,250	(2)
	01/04/2010	4,835	(4)
	09/15/2010	96,618	(2)
	12/22/2010	7,213	(6)
	03/07/2011	20,408	(3)
Gregory K. Hinckley	06/26/2009	10,600	(1)
	06/29/2009	9,400	(1)
	07/01/2009	2,417	(4)
	12/22/2009	65,705	(2)
	01/04/2010	2,417	(4)
	07/01/2010	2,417	(4)
	09/15/2010	82,125	(2)
	12/22/2010	5,824	(6)
	12/31/2010	892	(4)
	03/04/2011	11,891	(3)
Dean M. Freed	07/01/2009	260	(4)
	09/08/2009	4,625	(3)
	09/08/2009	4,625	(5)
	12/22/2009	5,082	(2)
	01/04/2010	260	(4)
	07/01/2010	473	(4)
	09/15/2010	12,077	(2)
	12/22/2010	451	(6)
	12/31/2010	166	(4)
Joseph L. Reinhart	07/01/2009	1,365	(4)
	01/04/2010	2,502	(4)
	07/01/2010	4,004	(4)
	09/15/2010	3,864	(2)

	12/31/2010	1,068	(4)
Sir Peter L. Bonfield	06/25/2009	7,000	(2)
	07/01/2010	7,000	(2)
Marsha B. Congdon	03/11/2009	1,000	(1)
	07/01/2010	7,000	(2)
James R. Fiebiger	03/11/2009	5,400	(1)
Kevin C. McDonough	12/10/2009	4,000	(1)
Fontaine K. Richardson	07/01/2010	7,000	(2)

(1)	Acquired—open market purchase
(2)	Acquired—grant of restricted stock or restricted stock units
(3)	Acquired—option exercise
(4)	Acquired—purchase of stock through employee stock purchase plan
(5)	Disposed—open market sale of common stock
(6)	Disposed—shares sold to satisfy tax withholding obligations in connection with the vesting of restricted stock units.

Miscellaneous Information Regarding Participants

          Except as described in this Exhibit B or this Proxy Statement, none of the participants (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of our company or any of our subsidiaries, (ii) has purchased or sold any of such securities within the past two years or (iii) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Exhibit B or this Proxy Statement, none of the participants’ associates beneficially owns, directly or indirectly, any of our securities. Other than as disclosed in this Exhibit B or this Proxy Statement, neither we nor any of the participants has any substantial interests, direct or indirect, by security holding or otherwise, in any matter to be acted upon at the Annual Meeting or is or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. None of us, the participants or any of their associates has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

          Other than as set forth in this Exhibit B or this Proxy Statement, none of us, any of the participants or any of their associates has any arrangements or understandings with any person with respect to any future employment by us or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party.

EXHIBIT C

MENTOR GRAPHICS CORPORATION
1989 EMPLOYEE STOCK PURCHASE PLAN1

          1. Purpose of the Plan. Mentor Graphics Corporation (Company) believes that ownership of shares of its common stock by its employees, and by the employees of any participating subsidiary (hereinafter defined), is desirable as an incentive to better performance and improvement of profits, and as a means by which employees may share in the Company’s growth and success. The purpose of the Company’s 1989 Employee Stock Purchase Plan (Plan) is to provide a convenient means by which employees of the Company and subsidiaries may purchase the Company’s shares and a method by which the Company may assist and encourage employees to become shareholders. In May 2002, the Company adopted its Foreign Subsidiary Employee Stock Purchase Plan (Foreign Sub Plan) pursuant to which employees of selected foreign subsidiaries are provided a similar opportunity to purchase common stock as an alternative to the Plan.

          2. Shares Reserved for the Plan. There are 31,650,000 ~~28,650,000~~ shares of the Company’s authorized but unissued or reacquired Common Stock, no par value (Common Stock), reserved for the Plan. The number of shares reserved is subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations or other changes in the outstanding Common Stock. The determination of whether an adjustment shall be made and the manner of any adjustment shall be made by a compensation committee (Committee) appointed by the Board of Directors of the Company without any further approval from the shareholders, which determination shall be conclusive.

          3. Administration of the Plan. The Plan shall be administered by the Committee. The Committee may promulgate rules and regulations for the operation of the Plan, adopt forms for use in connection with the Plan, and decide any question of interpretation of the Plan or rights arising thereunder. All determinations and decisions of the Committee shall be conclusive.

          4. Eligible Employees. Except as provided below, all regular employees of the Company and all regular employees of each of the Company’s subsidiary corporations that is designated by the Committee as a participant in the Plan (Participating Subsidiary) are eligible to participate in the Plan. Any employee who would after an offering pursuant to the Plan own or be deemed (under section 424(d) of the Internal Revenue Code of 1986, as amended (IRC)) to own stock (including stock that may be purchased under any outstanding options) possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or, if applicable, its parent or subsidiaries, shall be ineligible to participate in the Plan. A regular employee is one who is in the active service of the Company or any Participating Subsidiary on the applicable Offering Date (as defined below), excluding, however, any employee whose customary employment is 20 or fewer hours per week or whose customary employment is for not more than five months per calendar year.

          5. Offerings.

                    (a) Offering and Purchase Dates. Prior to July 1, 2010, the Plan was implemented by a series of overlapping two-year offerings (Two-Year Offerings) with a new Two-Year Offering commencing on January 1 and July 1 of each year. For any offerings commencing on or after July 1, 2010, the Plan shall be implemented by a series of six-month offerings (Six-Month Offerings or Offerings) with a new Six-Month Offering commencing on January 1 and July 1 of each year. In addition, the three separate Two-Year Offerings in process as of July 1, 2010 with two-year terms extending beyond that date are hereby amended and replaced by the Six-Month Offering commencing on July 1, 2010, with the effect that employees enrolled in those Two-Year Offerings will cease to participate in those Two-Year Offerings and will instead participate in Six-Month Offerings commencing on July 1, 2010. Each Offering commencing on January 1 of any year shall end on June 30 of that year, and each Offering commencing on July 1 of any year shall end on December 31 of that year. The first day of each Offering is the “Offering Date” for that Offering and the last day of each Offering is the “Purchase Date” for that Offering.

[1]	Double-underlined matter is new; matter crossed out is proposed to be deleted.

                    (b) Grants; Limitations. On each Offering Date, each eligible employee (Optionee) shall be granted an option under the Plan to purchase shares of Common Stock on the Purchase Date for the Offering for the price determined under paragraph 8 of the Plan exclusively through payroll deductions authorized under paragraph 6 of the Plan; provided, however, that (i) no option shall permit the purchase of more than 6,000 shares on any Purchase Date, and (ii) no option may be granted pursuant to the Plan that would allow an Optionee’s right to purchase shares under all stock purchase plans of the Company and its parent and subsidiaries to which IRC Section 423 applies to accrue at a rate that exceeds $25,000 of fair market value of shares (determined at the date of grant) for each calendar year in which such option is outstanding. For this purpose, the right to purchase shares pursuant to a subscription accrues on the Purchase Date.

          6. Participation in the Plan.

                    (a) Initiating Participation. Optionees may participate in an Offering under the Plan by submitting to the Company, in the form specified by the Company, a subscription and payroll deduction authorization. The subscription and payroll deduction authorization must be submitted no later than 10 days prior to the Offering Date. Once submitted, a subscription and payroll deduction authorization shall remain in effect unless amended or terminated, and upon the expiration of an Offering the participants in that Offering will be automatically enrolled in the new Offering starting the following day. The payroll deduction authorization will authorize the employing corporation to deduct a designated amount from each of the Optionee’s regular paychecks during the Offering. The Optionee may not designate a payroll deduction amount that is less than $10 or greater than 10 percent of the gross amount of the Optionee’s base salary, bonus compensation, hourly compensation, including overtime pay, and commission earnings (“Covered Compensation”), for each payroll period. For any Offering commencing on or after January 1, 2011, the designated amount to be deducted from each paycheck must be a whole percentage of not less than 1 percent or greater than 10 percent of Covered Compensation. If payroll deductions are made by a Participating Subsidiary, that corporation will promptly remit the amount of the deduction to the Company. If an employee who is participating in the Foreign Sub Plan ceases to be eligible to participate in the Foreign Sub Plan and simultaneously becomes eligible to participate in this Plan, either as a result of a change in employing corporation or a determination by the Committee that the participant’s employing corporation shall be a Participating Subsidiary under this Plan and shall no longer be a participating subsidiary under the Foreign Sub Plan, the participant’s subscription and payroll deduction authorization submitted under the Foreign Sub Plan shall be deemed to have been submitted under this Plan and shall be effective for the next Offering under this Plan commencing on or after the date of the change in the employee’s status.

                    (b) Amending Participation. After an Optionee has begun participating in the Plan by initiating payroll deductions, the Optionee may not amend the payroll deduction authorization except for an amendment effective for the first paycheck following a Purchase Date. Notwithstanding the foregoing, if the amount of payroll deductions from any Optionee during any Offering exceeds the maximum amount that can be applied to purchase shares on the Purchase Date of that Offering under the limitations set forth in paragraph 5(b) of the Plan, then (i) as soon as practicable following a written request from the Optionee, payroll deductions from the Optionee shall be suspended and all such excess amounts shall be refunded to the Optionee, (ii) the Optionee shall not as a result of such suspension be considered to have terminated participation in the Offering, and (iii) payroll deductions from the Optionee shall resume as of the next Offering at the rate set forth in the Optionee’s then effective payroll deduction authorization.

                    (c) Terminating Participation. After an Optionee has begun participating in the Plan by initiating payroll deductions, the Optionee may terminate participation in the Plan any time prior to the tenth day before a Purchase Date by notice to the Company in the form specified by the Company. Participation in the Plan shall also terminate when an Optionee ceases to be eligible to participate in the Plan for any reason, including death, retirement or the Optionee’s employing corporation ceasing to be a Participating Subsidiary. An Optionee may not reinstate participation in the Plan with respect to a particular Offering after once terminating participation in the Plan with respect to that Offering. Upon termination of an Optionee’s participation in the Plan, the Company will pay to the Optionee all amounts deducted from the Optionee’s pay and not yet used to purchase shares under the Plan.

          7. Purchase of Shares. All amounts withheld from the pay of an Optionee shall be credited to the Optionee’s account under the Plan by the Custodian appointed under paragraph 9. The amounts withheld may be accumulated by the Company and paid to the Custodian at any time prior to the Purchase Date. No interest will be paid on the amounts accumulated by the Company or the amounts held in any account maintained by the Custodian. On each Purchase Date, the amount of the account of each Optionee will be applied to purchase of shares by that Optionee from the Company. Although an Optionee’s account may reflect a fraction of a share, no fractional shares will be sold by the Company or delivered pursuant to paragraph 9. Any cash balance remaining in an Optionee’s account after a Purchase Date or upon termination of participation shall be refunded to the Optionee.

          8. Option Price. The price at which Common Stock shall be purchased in an Offering shall be the lesser of (i) 85 percent of the fair market value of a share of Common Stock on the Offering Date of the Offering, or (ii) 85 percent of the fair market value of a share of Common Stock on the Purchase Date of the Offering. The fair market value of a share of Common Stock on any date shall be the closing price on that date as reported by the Nasdaq National Market or, if the Common Stock is not reported on the Nasdaq National Market, such other reported value of the Common Stock as shall be specified by the Board of Directors; provided, however, that if an Offering Date or Purchase Date is a date on which the principal market in which the Common Stock trades is not open for trading, then the fair market value shall be the closing price or other reported value on the immediately preceding trading day.

          9. Delivery and Custody of Shares. Shares purchased by Optionees pursuant to the Plan shall be delivered to and held in the custody of such investment or financial firms (each a Custodian) as shall be appointed by the Committee. By appropriate instructions to the Custodian on forms to be provided for that purpose, an Optionee may from time to time (a) sell all or part of the shares held by the Custodian for the Optionee’s account at the market price at the time the order is executed, (b) obtain transfer into the Optionee’s own name of all or part of the shares held by the Custodian for the Optionee’s account and delivery of such shares to the Optionee, or (c) obtain transfer of all or part of the shares held for the Optionee’s account by the Custodian to a regular individual brokerage account in the Optionee’s own name, either with the firm then acting as Custodian or with another firm.

          10. Records and Statements. The Custodian will maintain the records of the Plan. As soon as practicable after each Purchase Date each Optionee shall receive a statement showing the activity of the Optionee’s account since the last Purchase Date and the balance on the Purchase Date as to both cash and shares. Optionees will be furnished such other reports and statements, and at such intervals, as the Committee shall determine from time to time.

          11. Expenses of the Plan. The Company will pay all expenses incident to operation of the Plan, including costs of recordkeeping, accounting fees, legal fees, commissions and issue or transfer taxes on purchases pursuant to the Plan.

          12. Rights Not Transferable. The right to purchase shares under this Plan is not transferable by an Optionee and is exercisable during the Optionee’s lifetime only by the Optionee.

          13. Dividends and Other Distributions. Cash dividends and other cash distributions, if any, on shares held by the Custodian will be paid currently to the Optionees entitled thereto unless the Company subsequently adopts a dividend reinvestment plan and the Optionee directs that cash dividends be invested in accordance with such plan. Stock dividends and other distributions in shares of the Company on shares held by the Custodian shall be issued to the Custodian and held by it for the account of the respective Optionees entitled thereto.

          14. Voting and Shareholder Communications. In connection with voting on any matter submitted to the shareholders of the Company, the Custodian will cause the shares held by the Custodian for each Optionee’s account to be voted in accordance with instructions from the Optionee or, if requested by an Optionee, will furnish to the Optionee a proxy authorizing the Optionee to vote the shares held by the Custodian for the Optionee’s account. Copies of all general communications to shareholders of the Company will be sent to Optionees participating in the Plan.

          15. Tax Withholding. Each Optionee who has purchased shares under the Plan shall immediately upon notification of the amount due, if any, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding determined by the Company to be required. If the Company determines that additional withholding is required beyond any amount deposited at the time of purchase, the Optionee shall pay such amount to the Company on demand. If the Optionee fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the Optionee, including salary, subject to applicable law.

          16. Responsibility. Neither the Company, its Board of Directors, the Committee, any Participating Subsidiary, nor any officer or employee of any of them shall be liable to any Optionee under the Plan for any mistake of judgment or for any omission or wrongful act unless resulting from willful misconduct or intentional misfeasance.

          17. Conditions and Approvals. The obligations of the Company under the Plan shall be subject to compliance with all applicable state and federal laws and regulations, the rules of any stock exchange on which the Company’s securities may be listed, and the approval of federal and state authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to comply with such laws, regulations and rules to obtain required approvals.

          18. Amendment of the Plan. The Board of Directors may from time to time amend the Plan in any and all respects, except that without approval of the shareholders of the Company, the Board of Directors may not increase the number of shares reserved for the Plan or decrease the purchase price of shares offered pursuant to the Plan.

          19. Termination of the Plan. The Plan shall terminate when all of the shares reserved for purposes of the Plan have been purchased, provided that the Board of Directors in its sole discretion may at any time terminate the Plan. The Company will have no obligations on account of any such termination other than to pay to each Optionee all amounts deducted from the Optionee’s pay and not yet used to purchase shares under the Plan.

EXHIBIT D

MENTOR GRAPHICS CORPORATION
FOREIGN SUBSIDIARY EMPLOYEE STOCK PURCHASE PLAN1

          1. Purpose of the Plan. Mentor Graphics Corporation (Company) believes that ownership of shares of its common stock by employees of its subsidiaries is desirable as an incentive to better performance and improvement of profits, and as a means by which employees may share in the Company’s growth and success. The Company has previously operated its 1989 Employee Stock Purchase Plan (1989 Plan) pursuant to which employees of the Company and designated subsidiaries have had a similar opportunity to purchase common stock. The purpose of the Company’s Foreign Subsidiary Employee Stock Purchase Plan (Plan) is to provide an alternative to the 1989 Plan as a means by which employees of selected foreign subsidiaries may purchase the Company’s shares and a method by which the Company may assist and encourage those employees to become shareholders.

          2. Shares Reserved for the Plan. There are 5,900,000 ~~4,900,000~~ shares of the Company’s authorized but unissued or reacquired Common Stock, no par value (Common Stock), reserved for the Plan. The number of shares reserved is subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations or other changes in the outstanding Common Stock. The determination of whether an adjustment shall be made and the manner of any adjustment shall be made by a compensation committee (Committee) appointed by the Board of Directors of the Company without any further approval from the shareholders, which determination shall be conclusive.

          3. Administration of the Plan. The Plan shall be administered by the Committee. The Committee may promulgate rules and regulations for the operation of the Plan, adopt forms for use in connection with the Plan, and decide any question of interpretation of the Plan or rights arising thereunder. All determinations and decisions of the Committee shall be conclusive.

          4. Eligible Employees; Egypt/India Employees. Except as provided below, all regular employees of each corporate subsidiary of the Company that is designated by the Committee as a participant in the Plan (Participating Subsidiary) are eligible to participate in the Plan. Any employee who would after an offering pursuant to the Plan own or be deemed (under section 424(d) of the Internal Revenue Code of 1986, as amended (IRC)) to own stock (including stock that may be purchased under any outstanding options) possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or, if applicable, its parent or subsidiaries, shall be ineligible to participate in the Plan. A regular employee is one who is in the active service of any Participating Subsidiary on the applicable Offering Date (as defined below), excluding, however, any employee whose customary employment is 20 or fewer hours per week or whose customary employment is for not more than five months per calendar year. As used in the Plan, the term “Egypt/India Employee” means a regular employee of a Participating Subsidiary who has his or her home office in Egypt or India.

          5. Offerings.

              (a) Offering and Purchase Dates. Prior to July 1, 2010, the Plan was implemented by a series of overlapping two-year offerings (Two-Year Offerings) with a new Two-Year Offering commencing on January 1 and July 1 of each year; provided, however, that with respect to employees with their home office in France, the Plan was implemented by a series of six-month offerings (Six-Month Offerings or Offerings) with a new Six-Month Offering commencing on January 1 and July 1 of each year. For any Offerings commencing on or after July 1, 2010, the Plan shall be implemented solely by Six-Month Offerings. In addition, the three separate Two-Year Offerings in process as of July 1, 2010 with two-year terms extending beyond that date are hereby amended and replaced by the Six-Month Offering commencing on July 1, 2010, with the effect that employees enrolled in those Two-Year Offerings will cease to participate in those Two-Year Offerings and will instead participate in Six-Month Offerings commencing on July 1, 2010. Each Offering commencing on January 1 of any year shall end on June 30 of that year, and each Offering commencing on July 1 of any year shall end on December 31 of that year. The first day of each Offering is the “Offering Date” for that Offering and the last day of each Offering is the “Purchase Date” for that Offering.

[1]	Double-underlined matter is new; matter crossed out is proposed to be deleted.

                    (b) Grants; Limitations. On each Offering Date, each eligible employee (Optionee) shall be granted an option under the Plan to purchase shares of Common Stock on the Purchase Date for the Offering for the price determined under paragraph 8 of the Plan exclusively through payroll deductions authorized under paragraph 6 of the Plan; provided, however, that (i) no option shall permit the purchase of more than 6,000 shares on any Purchase Date, and (ii) no option may be granted pursuant to the Plan that would allow an Optionee’s right to purchase shares under all employee stock purchase plans of the Company and its parent and subsidiaries to accrue at a rate that exceeds $25,000 of fair market value of shares (determined at the date of grant) for each calendar year in which such option is outstanding. For this purpose, the right to purchase shares pursuant to a subscription accrues on the Purchase Date.

          6. Participation in the Plan.

                    (a) Initiating Participation. Optionees may participate in an Offering under the Plan by submitting to the Company, in the form specified by the Company, a subscription and payroll deduction authorization. The subscription and payroll deduction authorization must be submitted no later than 10 days prior to the Offering Date. Once submitted, a subscription and payroll deduction authorization shall remain in effect unless amended or terminated, and upon the expiration of an Offering the participants in that Offering will be automatically enrolled in the new Offering starting the following day. The payroll deduction authorization will authorize the employing corporation to deduct a designated amount from each of the Optionee’s regular paychecks during the Offering. The Optionee may not designate a payroll deduction amount that is less than $10 or greater than 10 percent (20 percent in the case of an Egypt/India Employee) of the gross amount of the Optionee’s base salary, bonus compensation, hourly compensation, including overtime pay, and commission earnings (“Covered Compensation”), for each payroll period. For any Offering commencing on or after January 1, 2011, the designated amount to be deducted from each paycheck must be a whole percentage of not less than 1 percent or greater than 10 percent (20 percent in the case of an Egypt/India Employee) of Covered Compensation. Each Participating Subsidiary will promptly remit the amount of payroll deductions to the Company. If an employee who is participating in the 1989 Plan ceases to be eligible to participate in the 1989 Plan and simultaneously becomes eligible to participate in this Plan, either as a result of a change in employing corporation or a determination by the Committee that the participant’s employing corporation shall be a Participating Subsidiary under this Plan and shall no longer be a participating subsidiary under the 1989 Plan, the participant’s subscription and payroll deduction authorization submitted under the 1989 Plan shall be deemed to have been submitted under this Plan and shall be effective for the next Offering under this Plan commencing on or after the date of the change in the employee’s status.

                    (b) Amending Participation. After an Optionee has begun participating in the Plan by initiating payroll deductions, the Optionee may not amend the payroll deduction authorization except for an amendment effective for the first paycheck following a Purchase Date. If an Optionee who is an Egypt/India Employee, and who has specified a payroll deduction amount greater than 10 percent of Covered Compensation, ceases to be an Egypt/India Employee but continues to be eligible to participate in this Plan as a result of a change in his or her home office, the Optionee’s payroll deduction amount shall be reduced to 10 percent of Covered Compensation immediately upon his or her change in status. Notwithstanding the foregoing, if the amount of payroll deductions from any Optionee during any Offering exceeds the maximum amount that can be applied to purchase shares on the Purchase Date of that Offering under the limitations set forth in paragraph 5(b) of the Plan, then (i) as soon as practicable following a written request from the Optionee, payroll deductions from the Optionee shall be suspended and all such excess amounts shall be refunded to the Optionee, (ii) the Optionee shall not as a result of such suspension be considered to have terminated participation in the Offering, and (iii) payroll deductions from the Optionee shall resume as of the next Offering at the rate set forth in the Optionee’s then effective payroll deduction authorization.

                    (c) Terminating Participation. After an Optionee has begun participating in the Plan by initiating payroll deductions, the Optionee may terminate participation in the Plan any time prior to the tenth day before a Purchase Date by notice to the Company in the form specified by the Company. Participation in the Plan shall also terminate when an Optionee ceases to be eligible to participate in the Plan for any reason, including death, retirement or the Optionee’s employing corporation ceasing to be a Participating Subsidiary. An Optionee may not reinstate participation in the Plan with respect to a particular Offering after once terminating participation in the Plan with respect to that Offering. Upon termination of an Optionee’s participation in the Plan, the Company will pay to the Optionee all amounts deducted from the Optionee’s pay and not yet used to purchase shares under the Plan.

          7. Purchase of Shares. All amounts withheld from the pay of an Optionee shall be credited to the Optionee’s account under the Plan by the Custodian appointed under paragraph 9. The amounts withheld may be accumulated by the Company and paid to the Custodian at any time prior to the Purchase Date. No interest will be paid on the amounts accumulated by the Company or the amounts held in any account maintained by the Custodian. On each Purchase Date, the amount of the account of each Optionee will be applied to purchase of shares by that Optionee from the Company. Although an Optionee’s account may reflect a fraction of a share, no fractional shares will be sold by the Company or delivered pursuant to paragraph 9. Any cash balance remaining in an Optionee’s account after a Purchase Date or upon termination of participation shall be refunded to the Optionee.

          8. Option Price. The price at which Common Stock shall be purchased in an Offering shall be the lesser of (i) 85 percent of the fair market value of a share of Common Stock on the Offering Date of the Offering, or (ii) 85 percent of the fair market value of a share of Common Stock on the Purchase Date of the Offering. The fair market value of a share of Common Stock on any date shall be the closing price on that date as reported by the Nasdaq National Market or, if the Common Stock is not reported on the Nasdaq National Market, such other reported value of the Common Stock as shall be specified by the Board of Directors; provided, however, that if an Offering Date or Purchase Date is a date on which the principal market in which the Common Stock trades is not open for trading, then the fair market value shall be the closing price or other reported value on the immediately preceding trading day.

          9. Delivery and Custody of Shares. Shares purchased by Optionees pursuant to the Plan shall be delivered to and held in the custody of such investment or financial firms (each a Custodian) as shall be appointed by the Committee. By appropriate instructions to the Custodian on forms to be provided for that purpose, an Optionee may from time to time (a) sell all or part of the shares held by the Custodian for the Optionee’s account at the market price at the time the order is executed, (b) obtain transfer into the Optionee’s own name of all or part of the shares held by the Custodian for the Optionee’s account and delivery of such shares to the Optionee, or (c) obtain transfer of all or part of the shares held for the Optionee’s account by the Custodian to a regular individual brokerage account in the Optionee’s own name, either with the firm then acting as Custodian or with another firm.

          10. Records and Statements. The Custodian will maintain the records of the Plan. As soon as practicable after each Purchase Date each Optionee shall receive a statement showing the activity of the Optionee’s account since the last Purchase Date and the balance on the Purchase Date as to both cash and shares. Optionees will be furnished such other reports and statements, and at such intervals, as the Committee shall determine from time to time.

          11. Expenses of the Plan. The Company will pay all expenses incident to operation of the Plan, including costs of recordkeeping, accounting fees, legal fees, commissions and issue or transfer taxes on purchases pursuant to the Plan.

          12. Rights Not Transferable. The right to purchase shares under this Plan is not transferable by an Optionee and is exercisable during the Optionee’s lifetime only by the Optionee.

          13. Dividends and Other Distributions. Cash dividends and other cash distributions, if any, on shares held by the Custodian will be paid currently to the Optionees entitled thereto unless the Company subsequently adopts a dividend reinvestment plan and the Optionee directs that cash dividends be invested in accordance with such plan. Stock dividends and other distributions in shares of the Company on shares held by the Custodian shall be issued to the Custodian and held by it for the account of the respective Optionees entitled thereto.

          14. Voting and Shareholder Communications. In connection with voting on any matter submitted to the shareholders of the Company, the Custodian will cause the shares held by the Custodian for each Optionee’s account to be voted in accordance with instructions from the Optionee or, if requested by an Optionee, will furnish to the Optionee a proxy authorizing the Optionee to vote the shares held by the Custodian for the Optionee’s account. Copies of all general communications to shareholders of the Company will be sent to Optionees participating in the Plan.

          15. Tax Withholding. In connection with purchases of shares under the Plan, the Company shall determine the amounts, if any, required to be withheld to satisfy any applicable tax withholding or other withholding obligations of Participating Subsidiaries under the laws of the jurisdictions in which Optionees perform services. The Participating Subsidiaries shall withhold such amounts from other amounts payable to the Optionee, including salary, subject to applicable law.

          16. Responsibility. Neither the Company, its Board of Directors, the Committee, any Participating Subsidiary, nor any officer or employee of any of them shall be liable to any Optionee under the Plan for any mistake of judgment or for any omission or wrongful act unless resulting from willful misconduct or intentional misfeasance.

          17. Conditions and Approvals. The obligations of the Company under the Plan shall be subject to compliance with all applicable state and federal laws and regulations, the rules of any stock exchange on which the Company’s securities may be listed, and the approval of federal and state authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to comply with such laws, regulations and rules to obtain required approvals.

          18. Amendment of the Plan. The Board of Directors may from time to time amend the Plan in any and all respects.

          19. Termination of the Plan. The Plan shall terminate when all of the shares reserved for purposes of the Plan have been purchased, provided that the Board of Directors in its sole discretion may at any time terminate the Plan. The Company will have no obligations on account of any such termination other than to pay to each Optionee all amounts deducted from the Optionee’s pay and not yet used to purchase shares under the Plan.

WHITE PROXY CARD	PRELIMINARY COPY – SUBJECT TO COMPLETION

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF

MENTOR GRAPHICS CORPORATION

FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 12, 2011

The undersigned hereby appoints Dr. Walden C. Rhines, Gregory K. Hinckley and Dean M. Freed, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of Mentor Graphics Corporation Common Stock which the undersigned may be entitled to vote at the annual meeting of shareholders of Mentor Graphics Corporation to be held at [  ], on May 12, 2011, at [  ] p.m. local time, and at any and all continuations, adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters on the reverse side and in accordance with the accompanying instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

The undersigned hereby revokes all proxies previously given by the undersigned to vote at the annual meeting of shareholders or any continuation, adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

WHITE PROXY CARD

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.mentor.com/company/investor_relations/.

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Mentor Graphics Corporation
Common Stock for the upcoming annual meeting of stockholders.

PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY IN ONE OF THREE WAYS:

1.

Vote by Telephone—Call toll-free in the U.S. or Canada at [NUMBER], on a touch-tone telephone. If outside the U.S. or Canada, call [NUMBER]. Please follow the simple instructions. You will be required to provide the unique control number printed below.

OR
2.

Vote on the Internet—Access https://www.proxyvoting.com/MENT and follow the simple instructions. Please note, you must type an “s” after http. You will be required to provide the unique control number printed below.

CONTROL NUMBER:

You may vote by telephone or by Internet 24 hours a day 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR
3.

Vote by Mail—If you do not wish to vote by telephone or by Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Mentor Graphics Corporation, c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016.

ê To vote by mail, please detach along perforated line and mail in the envelope provided. ê

■ 20830330000000000000 5	070110

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN PROPOSAL NO. 1, “FOR” PROPOSAL NO. 2, FOR “EVERY YEAR” IN PROPOSAL NO. 3 AND “FOR” PROPOSAL NOS. 4, 5 AND 6.

1. Election of Directors:
NOMINEES:
☐	FOR ALL NOMINEES
O Peter L. Bonfield
☐	WITHHOLD AUTHORITY	O Marsha B. Congdon
	FOR ALL NOMINEES	O James R. Fiebiger
O Gregory K. Hinckley
☐	FOR ALL EXCEPT	O Kevin C. McDonough
	(See instructions below)	O Patrick B. McManus
O Walden C. Rhines
O Fontaine K. Richardson

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”and fill in the circle next to each nominee you wish to withhold, as shown here: ●

			FOR	AGAINST	ABSTAIN

2.	Shareholder advisory vote on executive compensation.		☐	☐	☐

		EVERY YEAR	EVERY TWO YEARS	EVERY THREE YEARS	ABSTAIN

3.	Shareholder advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

			FOR	AGAINST	ABSTAIN
4.	Proposal to amend the Company’s 1989 Employee Stock Purchase Plan and Foreign Subsidiary Employee Stock Purchase Plan to increase the number of shares reserved for issuance under each of the plans.		☐	☐	☐

5.	Proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for its fiscal year ending January 31, 2012.		☐	☐	☐

6.

Proposal to amend the Company’s bylaws by adding a new Article XI to opt out of certain provisions of the Oregon Business Corporation Act relating to business combinations with interested shareholders.

			☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL NOS. 7, 8, 9 AND 10.

		FOR	AGAINST	ABSTAIN

7.	Shareholder proposal to amend the Company’s bylaws to opt out of the Oregon Control Share Act.	☐	☐	☐

8.

Shareholder proposal to amend the Company’s bylaws by removing the ability of the Board of Directors to amend or repeal the provisions relating to the number of directors on the Board, the term of each director and the qualification of each director.

		☐	☐	☐

9.	Shareholder proposal to amend the Company’s bylaws to permit holders of one-tenth of the outstanding shares to call a special meeting of shareholders at any time and as frequently as they choose.	☐	☐	☐

10.

Shareholder proposal to repeal any provision of the Company’s bylaws in effect at the time of the Annual Meeting that was not included in the Company’s bylaws in effect as of January 1, 2010 and is inconsistent with any of the foregoing Shareholder proposals that are approved by the shareholders at the Annual Meeting.

		☐	☐	☐

THE PROXIES WILL VOTE THE SHARES REPRESENTED BY THIS PROXY AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THE PROXIES WILL VOTE THE SHARES “FOR ALL NOMINEES” IN PROPOSAL NO. 1, “FOR” APPROVAL OF PROPOSAL NO. 2, FOR “EVERY YEAR” IN PROPOSAL NO. 3, “FOR” APPROVAL OF PROPOSAL NOS. 4, 5 AND 6 AND “AGAINST” PROPOSAL NOS. 7, 8, 9 AND 10. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

YOU WILL SAVE THE COMPANY EXPENSE AND TIME IF YOU DATE, SIGN AND RETURN THIS PROXY AS SOON AS POSSIBLE BEFORE MAY 12, 2011.

Signature of Shareholder	Date:

Signature of Shareholder (if held jointly)	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■